NALCO HOLDING COMPANY

FORM PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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    Soliciting Material Pursuant to §240.14a-12

NALCO HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

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NALCO HOLDING COMPANY
1601 W. Diehl Road
Naperville, IL 60563-1198

March 17, 2008

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2008 Annual Meeting of Shareholders of NALCO HOLDING COMPANY. The meeting will be held on Friday, May 2, 2008, at 9:00 a.m., local time, in the Nalco Company Corporate Offices at 1601 W. Diehl Road in Naperville, Illinois, USA.

At this meeting, you will be asked to:

(1)	Elect two (2) Class I Directors;

(2)	Ratify the Audit Committee’s selection of an Independent Registered Public Accounting Firm to audit Nalco Holding Company’s financial statements for 2008; and

(3)	Transact any other business properly brought before the meeting.

The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. You may also read the notice and proxy statement on Nalco Holding Company’s Web site at www.nalco.com/proxy2008.

To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided or to use one of the other voting options described herein. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

Sincerely,
J. Erik Fyrwald Chairman, President and Chief Executive Officer

NALCO HOLDING COMPANY
1601 W. Diehl Road
Naperville, IL 60563-1198

Notice of the Annual Meeting of Shareholders

Time:	9:00 a.m. on Friday, May 2, 2008
Place:	Nalco Holding Company Nalco Company Corporate Offices 1601 W. Diehl Road Naperville, IL 60563-1198
Items of Business:	(1) To elect two (2) Class I Directors to serve until the 2011 Annual Meeting and until their successors are elected and qualified.
(2) To ratify the Audit Committee’s selection of Ernst & Young LLP as Nalco Holding Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2008.
(3) To transact such other business as may properly come before the meeting.
Who Can Vote:	You can vote if you were a shareholder of record as of the close of business on March 10, 2008.
Annual Report:	A copy of Nalco Holding Company’s 2007 Annual Report is enclosed.
Date of Posting and Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about March 17, 2008. This notice, the Company’s 2007 Annual Report and this proxy statement were posted in an easily readable and printable format on the Nalco Company Web site,
www.nalco.com/proxy2008, on or about March 17, 2008.
By Order of the Board of Directors of Nalco Holding Company
Stephen N. Landsman Secretary

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Please read the accompanying proxy statement and the voting instructions printed on your proxy card for details about voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

NALCO HOLDING COMPANY
1601 W. Diehl Road
Naperville, IL 60563-1198

PROXY STATEMENT
For The Annual Meeting of Shareholders To Be Held On
May 2, 2008

The Board of Directors (the ‘‘Board of Directors’’ or the ‘‘Board’’) of Nalco Holding Company, a Delaware corporation (‘‘Nalco’’ or the ‘‘Company’’), is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m. (Central Daylight Savings Time), on Friday, May 2, 2008, in the Nalco Company Corporate Offices at 1601 W. Diehl Road, Naperville, IL 60563-1198 USA. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about the Company’s Directors, the Company’s compensation practices and the Company’s most highly paid executive officers.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 2, 2008. The proxy statement and annual report are available at www.nalco.com/proxy2008.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will vote upon several important Company matters. In addition, management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from shareholders.

Why am I receiving these materials?

The Board sent you this proxy statement and the enclosed proxy card because it is soliciting your proxy to vote your shares at the annual meeting. As a shareholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this proxy statement.

Who may attend the annual meeting?

All shareholders of record as of March 10, 2008, or their duly appointed proxies, may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. Please note that if you hold shares in a ‘‘street name’’ (that is, in a brokerage account or through a bank or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of March 10, 2008 and check in at the registration desk at the meeting.

What am I voting on?

You will be voting on the following two items of business at the annual meeting:

•	The election of two (2) Class I Directors to serve until the 2011 Annual Meeting of the Company’s Shareholders and until their successors are elected and qualified; and

•	The ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2008.

We will also consider other business that properly comes before the meeting.

Who may vote?

You may vote if you owned Nalco common stock as of the close of business on the record date, March 10, 2008. Each share of Nalco common stock is entitled to one vote. As of March 10, 2008, Nalco had 141,957,524 shares of common stock outstanding.

How does the Board of Directors recommend that I vote?

The Company’s Board of Directors unanimously recommends that you vote your shares ‘‘FOR’’ each of the nominees named in this proxy statement for election to the Board and ‘‘FOR’’ the ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.

How do I vote before the meeting?

For Shares Registered Directly in the Name of the Shareholder.    Shareholders with shares registered directly in their name in the Company’s stock records maintained by the Company’s transfer agent, Computershare Trust Company, N.A., may vote their shares by mailing their signed proxy card. Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card.

For Shares Registered in the Name of a Brokerage Firm or Bank.    Shareholders who hold shares in street name may vote by mail by completing, signing and returning the voting instruction form provided by their brokerage firms, banks or other nominees. In addition to voting by mail, a number of brokerage firms and banks are participating in a program provided through Broadridge that offers telephone and Internet voting options (as well as the option to receive future shareholder communications including proxy materials through the Internet and not through the mail). If your shares are held in an account with a brokerage firm or bank participating in the Broadridge — Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting instruction form received from your brokerage firm or bank, or by accessing the Internet as described on the voting instruction form or through www.nalco.com/proxy2008.

May I vote confidentially?

Your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the annual meeting except (i) to meet applicable legal requirements, (ii) to allow the independent election inspectors to count and certify the results of the vote or (iii) where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission (‘‘SEC’’). The independent election inspectors may at any time inform the Company whether or not a shareholder has voted. The Company will hold proxy cards and ballot cards after the election and they may not be held in confidence.

Can I vote at the meeting?

Shares registered directly in your name as the shareholder of record may be voted in person at the annual meeting. Shares held in street name may be voted in person only if you obtain a legal proxy from the broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, you are encouraged to vote your shares by proxy. You may still vote your shares registered in your name in person at the meeting even if you have previously voted by proxy.

Will I have any rights of appraisal or similar rights of dissenters?

You will not have any rights of appraisal or similar rights of dissenters with respect to the matters to be acted upon at the meeting, regardless of whether you vote for or against the proposals.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning it to the Company prior to the meeting;

•	giving written notice to the Secretary of the Company; or

•	voting again at the meeting.

Your attendance at the meeting will not have the effect of revoking a proxy unless you notify the Secretary of the Company in writing before the polls close that you wish to revoke a previous proxy.

Who conducts the proxy solicitation and how much will it cost?

The Company is asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. The Company has hired Georgeson Shareholder Communications, Inc. to help the Company solicit proxies and collect information about shares registered in the name of brokerage firms or banks. Georgeson’s fee for these proxy solicitation services is $7,500 plus out-of-pocket expenses. The Company can ask for proxies through the mail or personally by telephone, fax or other means. The Company can use directors, officers and regular employees of the Company to ask for proxies. These employees do not receive additional compensation for these services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the Company’s common stock.

Who will count the votes?

Representatives of Computershare Trust Company, N.A. will count the votes and will serve as the independent inspector of election.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as the Proxy Committee on the proxy card will vote your shares in accordance with the Board of Directors’ recommendations. These recommendations are:

•	FOR the election of each of the nominees for director named in this proxy statement (Mr. Douglas A. Pertz and Mr. Daniel S. Sanders); and

•	FOR the ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year 2008.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or the Company’s transfer agent. Please vote all of these shares. It is recommended that you contact your broker and/or the Company’s transfer agent to consolidate as many accounts as possible under the same name and address. The transfer agent is Computershare Trust Company, N.A., which may be contacted at www.computershare.com.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to cast votes on certain ‘‘routine’’ matters if they do not receive instructions from their customers. The election of directors and the proposal to ratify the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2008 are considered routine matters for which brokerage firms may vote unvoted shares. There is a pending proposal with the NYSE that would treat the uncontested election of directors as non-routine matters, but this pending proposal will not be effective for purposes of voting for this meeting. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a ‘‘broker non-vote.’’

How can I attend the meeting?

The annual meeting is open to all holders of Nalco common stock as of the close of business on March 10, 2008, or their duly appointed proxies. You will need proof of ownership of Nalco’s common stock to enter the meeting. If you are a shareholder whose shares are registered in your own name, you may bring these materials as proof of ownership. If you plan to attend the meeting, please so indicate when you vote and bring the proof of ownership with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. Admittance to the annual meeting will be based upon availability of seating. All shareholders will be required to present valid photo identification. IF YOU DO NOT HAVE VALID PHOTO IDENTIFICATION AND PROOF THAT YOU OWN NALCO COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

May shareholders ask questions?

Yes. Representatives of the Company will answer shareholders’ questions of general interest following the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no follow-up questions or questions covering the same subject as a previously asked question (as determined by the Chairman of the Board of Directors) will be permitted.

How many votes must be present to hold the meeting?

In order for the Company to conduct its annual meeting, a majority of the issued and outstanding shares of Nalco common stock, as of March 10, 2008, must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

How many votes are needed to elect directors?

The two (2) nominees receiving the highest number of ‘‘FOR’’ votes will be elected as directors. This number is called a plurality. By a policy described in the Company’s Corporate Governance Guidelines, if either of the two nominees who is elected receives a greater number of ‘‘WITHHOLD’’ votes than ‘‘FOR’’ votes, such director shall submit his or her resignation (previously tendered) for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall recommend to the Board of Directors the action to be taken with respect to such resignation, and the Board of Directors may accept that resignation or may reject that resignation (if the Director is willing to continue his or her service on the Board of Directors).

You may vote ‘‘FOR’’ all of the nominees or you may vote ‘‘WITHHOLD FROM ALL NOMINEES’’ or withhold from particular nominees. Unless you mark ‘‘WITHHOLD FROM ALL NOMINEES’’ or withhold from particular nominees, your proxy will be voted ‘‘FOR’’ each of the Director nominees named in this proxy statement. There is no cumulative voting permitted for the director election.

How many votes are needed to approve the other proposals?

Each of the Company’s proposals will be considered separately. The ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm must receive the ‘‘FOR’’ vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. For each of these items, you may vote ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN.’’ Abstentions will be counted as shares present and entitled to vote at the meeting. Accordingly, abstentions will have the same effect as a vote ‘‘AGAINST’’ the proposals. Broker non-votes will not be counted as shares present and entitled to vote with respect to the particular matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of any of the matters to be voted on at the meeting.

What if other matters are presented for consideration at the annual meeting?

As of the date of this Proxy Statement, management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

What is the Board member annual meeting attendance policy?

Each Board member is expected to attend the Company’s annual meeting. All of the Company’s Directors attended the annual meeting of shareholders in 2007.

GOVERNANCE OF THE COMPANY

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. The Board believes that its corporate governance practices align management and shareholder interests. Highlights of the Company’s corporate governance practices are described below.

What is the composition of the Board of Directors and how often are members elected?

The Board of Directors presently consists of five members divided into three classes. The Class I directors are Douglas A. Pertz and Daniel S. Sanders (the ‘‘Class I Directors’’); the Class II Directors are Richard B. Marchese and J. Erik Fyrwald (the ‘‘Class II Directors’’); and the Class III Director is Rodney F. Chase (the ‘‘Class III Director’’).

On February 15, 2007, The Blackstone Group L.P., Apollo Management V, L.P. and Goldman Sachs & Co. (each a ‘‘Sponsor’’ and together the ‘‘Sponsors’’) sold their remaining interests in the Company and, as a result, caused three of our former directors, Mr. Chinh E. Chu, Mr. Joshua J. Harris and Mr. Sanjeev K. Mehra, to resign their Board positions immediately prior to the Company’s Annual Meeting on May 3, 2007. At that time the Board chose to reduce its size to six members.

On November 2, 2007, Dr. William H. Joyce announced his retirement and submitted his resignation from his position as Chairman of the Board of Directors and Chief Executive Officer of the Company effective December 30, 2007. Effective December 30, 2007, the Board of Directors elected Mr. Chase as Interim Chairman of the Board. Mr. Chase held this position until the election of a new Chairman on February 28, 2008.

On January 4, 2008, Mr. Paul H. O’Neill, formerly a Class II Director, resigned from his position as a Board member. Effective February 28, 2008, the Board of Directors elected J. Erik Fyrwald as Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Fyrwald will serve the remainder of Mr. O’Neill’s term as director.

With respect to the vacancy on the Board created when Dr. Joyce retired from the Company, the Nominating and Corporate Governance Committee is considering candidates to fill the position. Proxies cannot be voted for a greater number of persons than the two nominees named in this Proxy.

The terms of the Class I Directors, Mr. Pertz and Mr. Sanders, expire on the date of this year’s annual meeting, May 2, 2008. Mr. Pertz and Mr. Sanders are standing for election at this annual meeting. The terms of the Class II Directors, Mr. Marchese and Mr. Fyrwald will expire on the date of the 2009 annual meeting and the term of the Class III Director, Mr. Chase, will expire on the date of the 2010 annual meeting.

How often did the Board meet in fiscal 2007?

The Board of Directors met eleven times, the Audit Committee met ten times, the Compensation Committee met six times, the Nominating and Corporate Governance Committee met two times and the Safety, Health & Environment Committee met four times during 2007. Each of the Company’s Directors, except Mr. O’Neill, attended 75% or more of the meetings of the Board and the Committees of which he was a member (held during the period he served as a director).

What are the committees of the Board?

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance and Safety, Health and Environment Committees. The charters for the Committees are available on the Company’s Web site at www.nalco.com.

Name of Committee and Members	Functions of the Committee		Number of Meetings in 2007
Audit: Mr. Richard B. Marchese Audit Committee Financial Expert and Chairman, Mr. Rodney F. Chase Mr. Douglas A. Pertz	•	hire or terminate an Independent Registered Public Accounting Firm (‘‘independent auditor’’), approve the overall scope of the audit and approve any work performed by such auditor unrelated to the Company’s annual audit	10
	•	review and discuss financial information prior to it being filed with the SEC
	•	assist the Board in monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditors, the Company’s internal audit function and compliance with legal and regulatory requirements
	•	annually review an independent auditor’s report describing the auditing firm’s internal quality-control procedures, and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm
	•	discuss the annual audited financial and quarterly statements with management and the independent auditor
	•	discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies
	•	discuss policies with respect to risk assessment and risk management
	•	meet separately and, periodically with management, internal auditors and independent auditor
	•	review with the independent auditor any audit problems or difficulties with managements’ responses
	•	set clear hiring policies for employees or former employees of the independent auditors
	•	annually review the adequacy of the audit committee’s written charter
	•	handle such other matters as delegated to the audit committee by the Board of Directors
	•	report regularly to the full Board of Directors
	•	evaluate the performance of the audit committee

The Audit Committee operates under a written charter adopted by the Board of Directors, which is available through the Company’s Web site at www.nalco.com.

The Board of Directors has determined that Mr. Marchese, Mr. Chase and Mr. Pertz are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE and that Mr. Marchese and Mr. Pertz are qualified as audit committee financial experts within the meaning of Section 407 of the Sarbanes-Oxley Act and applicable SEC regulations. The Board has also determined that each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards. Mr. Chase’s service on the Audit Committee of three other companies has been determined by the Board not to impair his ability to serve on the Company’s Audit Committee.

Name of Committee and Members	Functions of the Committee		Number of Meetings in 2007
Compensation: Mr. Douglas A. Pertz, Chairman, Mr. Rodney F. Chase Mr. Daniel S. Sanders	•	review key employee compensation policies, plans and programs	6
	•	review and approve the compensation of the Company’s chief executive officer and other executive officers and individuals reporting to the chief executive officer
	•	develop and recommend to the Board of Directors compensation for the Board members
	•	review and approve employment contracts and other similar arrangements with executive officers
	•	review and consult with the chief executive officer on the selection of officers and evaluation of executive performance and other matters
	•	review administration of stock plans and other incentive compensation plans
	•	oversee compliance with any applicable compensation reporting requirements of the SEC
	•	approve the appointment and removal of trustees and investment managers for pension fund assets
	•	retain consultants to advise the committee on executive compensation practices and policies
	•	handle other matters that are delegated to the committee by the Board of Directors

The Compensation Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s Web site at www.nalco.com.

The Board of Directors has determined that Mr. Pertz, Mr. Chase and Mr. Sanders are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE.

Name of Committee and Members	Functions of the Committee		Number of Meetings in 2007
Nominating and Corporate Governance: Mr. Rodney F. Chase, Chairman, Mr. Richard B. Marchese Mr. Douglas A. Pertz	•	develop and recommend criteria for selecting new directors	2
	•	screen and recommend to the Board of Directors individuals qualified to become executive officers
	•	oversee evaluations of the Board of Directors, and its members and committees of the Board of Directors
	•	receive and evaluate communications from shareholders directed to the Board and non-management members of the Board
	•	develop and recommend to the Board a set of corporate governance principles
	•	handle such other matters that are specifically delegated to the nominating and corporate governance committee by the Board of Directors

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s Web site at www.nalco.com and is attached as Annex A.

The Nominating and Corporate Governance Committee has put in place a peer evaluation program for all Directors whereby the Chairman of the Committee is to conduct interviews of each of the members of the Board of Directors to assess the strengths and weaknesses of individual board members and then summarize these interviews in a report back to the Board.

The Board of Directors has determined that Mr. Chase, Mr. Marchese and Mr. Pertz are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE.

Name of Committee and Members	Functions of the Committee		Number of Meetings in 2007
Safety, Health and Environment: Mr. Daniel S. Sanders, Chairman, Mr. Rodney F. Chase Mr. Richard B. Marchese	•	oversee, review and receive updates at each meeting of SHE policies, programs and practices, SHE risks, SHE statistics, pending SHE matters, and industry best practices	4
	•	oversee and review regulatory, environmental, and health and safety trends, issues and concerns which affect or could affect SHE practices, including overall environmental compliance, clean-up and remediation efforts
	•	report to the Board regularly concerning implementation of policies and assist the Board in assuring compliance with and implementation of these policies to improve SHE practices, or to further the interests of employees, customers, shareholders, or neighboring communities

The Safety, Health and Environment Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s Web site at www.nalco.com.

Special Committee

On November 2, 2007, the Board formed a Special Committee to conduct a search for a new Chief Executive Officer. This Special Committee was chaired by Mr. Sanders, and its members were Mr. Chase, Mr. Marchese and Mr. Pertz. Mr. O’Neill also served on the Special Committee prior to his resignation on January 4, 2008. The Special Committee met formally 11 times and members of the Special Committee also participated in telephone calls, interviews and other sessions relating to the change in the Company’s Chief Executive Officer. The Special Committee maintained minutes of its meetings and it was terminated upon the appointment of Mr. Fyrwald as our Chairman, President and Chief Executive Officer. The Special Committee retained Spencer Stuart & Associates to assist with its activities.

How does the Board select nominees for the Board?

The Board of Directors and Nominating and Corporate Governance Committee consider candidates for Board membership suggested by the Board or Nominating and Corporate Governance Committee members, consistent with the limits of its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, the Company’s Corporate Governance Guidelines (the ‘‘Guidelines’’) and charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s charter provides that it may retain a third-party executive search firm to identify candidates from time to time. The Committee retained Spencer Stuart, an executive search firm, to assist with its search for candidates for Board members and Chief Executive Officer following the notice of Dr. Joyce’s retirement.

The Board’s and Nominating and Corporate Governance Committee’s assessment of a proposed candidate will include a review of, among other things, the person’s integrity, experience, specialized expertise in the industry, independence, understanding of issues affecting the Company, time availability, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the Board of Directors. The Committee also considers the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. For a shareholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a shareholder must notify Nalco’s Corporate Secretary at the Nalco Company offices at 1601 W. Diehl Road, Naperville, IL 60563-1198 pursuant to the Company’s Bylaws and subject to applicable requirements of the federal securities laws and regulations. Such shareholder’s notice will include the following information:

•	the name and address of the recommending shareholder(s), and the class and number of shares of the Company’s common stock that are beneficially owned by the recommending shareholder(s),

•	the name, age, business address and principal occupation and employment of the recommended nominee,

•	any information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and/or the Nominating and Corporate Governance Committee,

•	any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable New York Stock Exchange rules,

•	all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended nominee’s business experience over the past five years, (2) the class and number of the Company’s shares, if any, that are beneficially owned by the recommended nominee and (3) material relationships or transactions, if any, between the recommended nominee and the Company or management,

•	a description of any business or personal relationships between the recommended nominee and the recommending shareholder(s),

•	a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation and (2) affirming the recommended nominee’s willingness to be a director, and

•	if the recommending shareholder(s) has beneficially owned more than 5% of the Company’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC.

The Nominating and Corporate Governance Committee considers individuals recommended by shareholders in the same manner and to the same extent as it considers director nominees identified by other means. The Chairman of the Nominating and Corporate Governance Committee will make exploratory contacts with those nominees whose skills, experiences, qualifications and personal attributes satisfy those that the Nominating and Corporate Governance Committee believes are important for a nominee to possess, as described above. Then, an opportunity will be arranged for the members of the Nominating and Corporate Governance Committee, or as many members as can do so, to meet the potential nominees. The Nominating and Corporate Governance Committee will then select a nominee to recommend to the Board of Directors for consideration and appointment. The Board and Nominating and Corporate Governance Committee have not received director nominations from any shareholders outside the Board or Nominating and Corporate Governance Committee.

How does the Board determine which directors are considered independent?

The Board reviewed each of Mr. Chase, Mr. Marchese, Mr. Pertz and Mr. Sanders against the Guidelines adopted by the Board and the independence requirements of the SEC and the NYSE to determine independence. The definition of ‘‘independence’’ that the Company uses in determining if a member of the Board of Directors is independent is set forth in the listing standards of the NYSE including Section 303A.02. The Board has not adopted any independence standards that are stricter than those under the NYSE Listing Standards.

Pursuant to the Guidelines, director independence is reviewed periodically, based on questionnaires completed by each of the Directors. During this review, transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates are considered. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with the initial determination that the Director is independent.

As a result of the Board’s initial review of the Directors’ independence and the questionnaires, Mr. Chase, Mr. Marchese, Mr. Pertz and Mr. Sanders are independent of the Company and its management. Mr. Sanders retired from ExxonMobil Corporation, a Nalco Company customer, in August 2004, prior to his joining the Board in January 2005. Mr. Sanders’ retirement income from ExxonMobil Corporation is not contingent on any continued service or consulting agreement with ExxonMobil Corporation and his former employment with ExxonMobil does not impact his independence on the Board. Mr. Chase retired from BP, a Nalco Company customer, in April 2003, prior to his joining the Board in May 2005. Mr. Chase’s retirement income from BP is not contingent on any continued service or consulting agreement with BP and his former employment with BP does not impact his independence on the Board. Mr. Marchese retired from Georgia Gulf Corporation, a Nalco Company customer, at the end of 2003, prior to his joining the Board in May 2005. Mr. Marchese’s retirement income from Georgia Gulf Corporation is not contingent on any continued service or consulting arrangement with Georgia Gulf Corporation and his former employment with Georgia Gulf Corporation does not impact his independence on the Board. Similarly, Mr. Pertz has no relationships or transactions that would impact his independence. Mr. O’Neill has been a Special Advisor at The Blackstone Group L.P. since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chief Executive Officer of Alcoa Inc., a customer of Nalco Company, from 1987 to 1999 and Chairman of the Board from 1997 to 2000. Mr. O’Neill’s retirement income from Alcoa Inc. is not contingent on any continued service or consulting arrangement with Alcoa Inc. and neither his former employment with Alcoa Inc. nor his advisory position with The Blackstone Group L.P. impacted his independence on the Board.

Mr. Marchese, Mr. Pertz and Mr. Sanders do not serve on the audit committees of more than three public companies. Mr. Chase serves on the audit committees of three companies in addition to the Audit Committee of the Company. The Board of Directors has determined that such simultaneous service does not impair the ability of Mr. Chase to effectively serve on the Company’s Audit Committee. Mr. Fyrwald is not considered an independent director because of his employment as President and Chief Executive Officer of the Company. Mr. Chu, Mr. Harris, and Mr. Mehra were not considered independent directors because of their affiliations with certain of the Sponsors and the Company did not treat these Directors as independent for purposes of determining its compliance with NYSE and SEC requirements.

Are there any other material business relationships with entities associated with any of the Company’s Directors or Executive Officers or any other ‘‘related persons’’?

The Blackstone Group, L.P., Apollo Management L.P. and Goldman Sachs & Co. (each a ‘‘Sponsor’’ and collectively the ‘‘Sponsors’’) purchased a predecessor of our Company in 2003. As a result of that purchase, the Sponsors had contractual rights to designate members of the Board.

In February 2007, the Sponsors sold their remaining interests in the Company and on May 3, 2007, the remaining Sponsor-designated Board members resigned their positions on the Company’s Board. Because of the Sponsor ownership and Board positions during a portion of 2007, the Company is disclosing transactions involving the Sponsors as related person transactions.

a.    Stockholders Agreement

The Company, Nalco LLC (a non-operating shareholder of Nalco Holding Company) and certain members of Nalco LLC controlled at that time by the Sponsors, entered into a stockholders agreement in November 2004. The stockholders agreement provides that following the date on which Nalco is no longer a ‘‘Controlled Company’’ under Section 303A of the New York Stock Exchange Corporate Governance Standards, and for so long as Nalco LLC and the Sponsors and certain Sponsor affiliates, collectively, continue to beneficially own more than 35% of the Company’s outstanding common stock, Nalco LLC and the Sponsors shall retain the right to designate four nominees for election to the Board of Directors, subject to compliance with the New York Stock Exchange rules, three of which shall be allocated evenly among the Sponsors with the fourth, which may be the Company’s Chief Executive Officer, to be nominated by agreement of the Sponsors. If Nalco LLC and the Sponsors and certain Sponsor affiliates, collectively, continue to beneficially own (1) less than 35% but at least 25% of the Company’s outstanding common stock, Nalco LLC and the Sponsors will retain the right to designate three director nominees; (2) less than 25% but at least 15% of the Company’s outstanding common stock, Nalco LLC and the Sponsors will retain the right to designate two director nominees; and (3) less than 15% but at least 10% of the Company’s outstanding common stock, Nalco LLC and the Sponsors will retain the right to designate one director nominee, and in each case, Nalco LLC and the Sponsors will cause such number of directors nominated by Nalco LLC to resign as would be necessary to make the number of remaining directors correspond with Nalco LLC’s and the Sponsors’ designation rights unless the Board decides that any such directors should continue to serve on the Board. Once Nalco LLC and the Sponsors and certain Sponsor affiliates, collectively, beneficially own less than 10% of the Company’s outstanding common stock, Nalco LLC and the Sponsors shall have no right to designate directors. Pursuant to the stockholders agreement, any Sponsor that does not have the right, through Nalco LLC or otherwise, to nominate a director to the Board of Directors but continues to have an ownership interest in the Company, shall have the right to nominate a non-voting observer to attend Board meetings. Nalco LLC no longer has any rights to designate members of our Board.

On February 15, 2007, Nalco LLC and funds affiliated with the Sponsors, sold 18,126,192 shares of Nalco Holding Company common stock in an underwritten public offering at $23.20 per share, for gross proceeds of approximately $420.5 million (the ‘‘February 2007 Secondary Offering’’). The Sponsors received all of the proceeds from this February 2007 Secondary Offering. Following the February 2007 Secondary Offering the Sponsors and their affiliates owned no shares in the Company (other than 2,000 shares owned by Goldman, Sachs & Company). As a result, and pursuant to the terms of the stockholders agreement, the Sponsors caused their Board designates, Mr. Chu, Mr. Harris and Mr. Mehra, to resign their Board positions immediately prior to the annual meeting in 2007.

b.    Nalco LLC Limited Liability Company Operating Agreement

Bradley J. Bell, David Johnson and certain other members of management beneficially own capital stock in the Company through Nalco LLC. The limited liability company operating agreement of Nalco LLC (the ‘‘Operating Agreement’’) provides: (1) for the governance of the Company and its material subsidiaries, (2) specific rights to the holders of Nalco LLC’s limited liability company interests with respect to those interests, such as tag-along and drag-along rights and (3) specific rights with respect to certain sales of capital stock of the Company, and its material subsidiaries, such as transfer restrictions and registration rights.

All significant decisions involving Nalco LLC and any voting or other rights to be exercised in respect of its direct or indirect subsidiaries require the approval of the board of directors of Nalco LLC. As a result of the February 2007 Secondary Offering, the Sponsors caused the resignation of their respective designees to the board of Nalco LLC. Dr. Joyce resigned his position as an officer and board member of Nalco LLC on November 2, 2007 and Mr. Marchese, Bradley J. Bell and Stephen N. Landsman have been appointed as board members and officers of Nalco LLC.

c.    Monitoring Fee Agreement/Sponsor Services Agreement

Following the Sponsors’ acquisition of Nalco Company in November 2003, affiliates of the Sponsors entered into a monitoring fee agreement under which these affiliates of the Sponsors agreed to provide certain structuring, advisory, and management services to the Company and to Nalco

Company for a twelve-year period, unless earlier terminated by agreement between the Company and the Sponsors or until such time as the Sponsors’ direct or indirect ownership of the Company fell below 5%. The annual monitoring fee under this monitoring fee agreement was equal to the greater of $10 million or 2% of the Company’s EBITDA for the preceding fiscal year.

The Company amended and restated the monitoring fee agreement on November 10, 2004, pursuant to which the monitoring services provided to the Company by the Sponsors’ affiliates were terminated. The Company paid the Sponsors’ affiliates a termination fee of $35.0 million. The amended and restated agreement, which is referred to as the ‘‘sponsor services agreement,’’ provided the Sponsors’ affiliates with a right of first refusal to provide the Company with financial advisory services in exchange for mutually agreeable compensation. This right of first refusal has terminated following the February 2007 Secondary Offering.

The Company has agreed to indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the monitoring fee/sponsor services agreement and their engagement of the affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the monitoring fee/sponsor services agreement.

d.    Management Members Agreements

Pursuant to management members agreements Nalco LLC entered into with Bradley J. Bell, David Johnson and certain members of the Company’s management, each management unitholder in Nalco LLC has the right to ‘‘put’’ his/her class A units in Nalco LLC, as well as his/her class B units, class C units and class D units in Nalco LLC if any, after they have vested (the ‘‘vested units’’), to Nalco LLC in exchange for shares of the Company’s common stock. Following the date that is the later of the date on which any applicable ‘‘lock-up’’ period terminates and the date that is six months and one day after (i) the date when the units were purchased (in the case of class A units) or (ii) the date on which the units vest (in the case of class B units, class C units and class D units), the unitholder may sell, and Nalco LLC must repurchase, all or a portion of such unitholder’s class A units and vested units. Nalco LLC would then be required to repurchase such units by delivering shares of the Company’s common stock to the unitholder. The price required to be paid by Nalco LLC for the class A units and vested units will be the fair market value of such units as of the date the ‘‘put’’ right is exercised by the unitholder. The ‘‘put’’ right will be subject to certain limitations on its exercise, as described in the definitive documents.

Certain of the Company’s management members have elected to ‘‘put’’ some or all of their class A, B, C and D units. The Company has, upon request of such management members, registered some or all of the shares of the Company that were exchanged for such units. For 2007 and through February 11, 2008, the following officers of the Company have ‘‘put’’ vested units to the Company in exchange for shares of the Company’s common stock: Bradley J. Bell — 288,463 shares; Daniel M. Harker (former officer) — 179,868 shares; Deborah C. Hockman — 81,291 shares; David Johnson — 26,222 shares; William J. Joyce (former officer) — 4,178,844 shares; Mary Kay Kaufmann — 26,222 shares; Stephen N. Landsman — 92,920 shares; Louis L. Loosbrock — 157,344 shares; Richard J. O’Shanna — 52,447 shares; Manian Ramesh — 26,222 shares; William J. Roe (former officer) — 412,197 shares; and Mark R. Stoll — 26,222 shares.

e.    Registration Rights Agreement

On November 10, 2004, the Company entered a registration rights agreement with Nalco LLC and its members. Under the registration rights agreement, the Sponsors had the right to request the Company to register the sale of shares held by Nalco LLC, including shares issuable upon exercise of the warrant held by Nalco LLC, on their behalf and required the Company to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the members of Nalco LLC (including members of management) had the ability to exercise certain piggyback registration rights in connection with registered offerings requested by the Sponsors or initiated by the Company. Certain management members of Nalco LLC released their piggyback registration rights during 2005 in an amendment to the Registration Rights Agreement. The

Sponsors exercised such registration rights for sale of 18,126,192 shares of Nalco Holding Company common stock in the February 2007 Secondary Offering. The Sponsors received all of the proceeds from this secondary offering.

In connection with the February 2007 Secondary offering, the Company entered into a standard underwriting agreement with customary indemnities, representations and warranties. The Company incurred aggregate expenses of approximately $150,000 in 2007, representing primarily attorneys fees, registered public accountants’ fees and SEC filing fees with such secondary offerings. The Company did not pay any underwriting fees.

f.    Warrant

On November 10, 2004, the Company issued to Nalco LLC a warrant to purchase, for $0.01 per share, up to 6,191,854 shares of the Company’s common stock. This warrant will enable Nalco LLC to deliver shares to members of management who have the right to put, or sell, their vested class B, class C and class D units to Nalco LLC, (as described above under the Management Members Agreements) in exchange for the Company’s shares. Subject to limited exceptions, the warrant becomes exercisable upon the Company achieving the same EBITDA targets and upon the occurrence of the same specified events applicable to the vesting of the Nalco LLC class B units, class C units and class D units (except that there is no service requirement comparable to that applicable to individual holders of class B, class C and class D units). The registration rights agreement requires the Company, upon request by Nalco LLC, to register shares acquired upon exercise of the warrant under a registration statement in order to facilitate their delivery to members of management in exchange for units of Nalco LLC. For 2007 and through March 3, 2008, Nalco LLC had exercised its right to purchase 4,777,455 shares under the warrant, permitting Nalco LLC to deliver shares to members of Company management who have exercised their rights to put vested class B, class C and class D units.

g.    Relationships with Affiliates of the Company’s Sponsors

The Sponsors have ownership interests in a broad range of companies (‘‘Portfolio Companies’’) and have affiliations with other companies (‘‘Affiliated Companies’’). The Company has entered into commercial transactions in the ordinary course of the Company’s business with these Portfolio Companies and Affiliated Companies, including the sale of goods and services and the purchase of raw materials, goods and services. The Portfolio Companies and the Affiliated Companies may compete with the Company or may have interests adverse to the Company. The Company entered into an agreement that permits it the option to purchase certain products and services from CoreTrust Purchasing Group LLC (‘‘CoreTrust’’), a division of HealthTrust Purchasing Group L.P. One of the Sponsors, The Blackstone Group, receives certain payments from CoreTrust.

In 2007, the Investment Banking Division of Goldman, Sachs & Co., served as underwriter for the Company’s equity offerings. Goldman, Sachs & Co. has also acted as market maker for Notes and Discount Notes issued by certain of the Company’s subsidiaries.

h.    Sponsor Indemnification for Certain of the Board Members

Prior members of the Board of Directors designated by the Sponsors may also have indemnification agreements or protections from the Sponsors relating to their service on the Board of Directors.

What policies does the Company have with respect to transactions with related persons?

    The Company has adopted a written statement of policy regarding transactions with related persons. When the Company is a proposed participant in a transaction where a related person, as defined in Item 404 of SEC Regulation S-K, has or will have a direct or indirect material interest, then, in addition to all requirements of the Company’s Code of Ethical Business Conduct, the related person must promptly disclose to the General Counsel of the Company such proposed transaction and all material facts with respect thereto. The General Counsel will promptly communicate such information to the Audit Committee.

No related person transaction shall be consummated or shall continue without the approval or ratification of the Audit Committee or, if more urgent action is needed, by the Audit Committee Chairperson. It is the policy of the Company that Directors interested in a related person transaction shall recuse themselves from any such vote.

How do shareholders or interested parties communicate with non-management Directors?

Shareholders and other parties interested in communicating directly with the non-management Directors as a group or the Board may do so by contacting the Company’s Corporate Secretary c/o Nalco Company, 1601 W. Diehl Road, Naperville, IL 60563, who will notify Mr. Marchese (on behalf of the Audit Committee) of such interest, or by contacting Mr. Marchese in accordance with ‘‘Whistleblower Procedures’’ established by the Audit Committee and reflected in Exhibit B to the Audit Committee Charter available on the Company’s Web site at www.nalco.com. Mr. Marchese is an independent, non-management Director who is Chairman of the Company’s Audit Committee. Written correspondence from shareholders relating to accounting, internal controls or auditing matters are brought to the attention of Mr. Marchese and to the internal audit department.

Who chairs the Company’s executive sessions?

On February 16, 2007, the Board designated a Presiding Director to chair the executive sessions of the Board of Directors (sessions conducted without management or without non-independent members). Mr. O’Neill was the Presiding Director in 2007. On February 15, 2008, the Board designated the position of Lead Director, in lieu of Presiding Director. The Lead Director will chair executive sessions, call meetings of the independent Directors, work with the executive chairman on meeting schedules and agenda, act as a liaison between the executive chairman and the Board, lead the Board’s review of the executive chairman and be available to receive shareholder communications. Effective January 1, 2008, Mr. Chase, as Chairman of the Nominating and Corporate Governance Committee, became the Company’s Lead Director.

What are the Company’s policies on reporting of concerns regarding accounting?

The Audit Committee has established policies on reporting of concerns regarding accounting and other matters in addition to the Company’s policy on communicating with non-management Directors. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of the Company’s personnel, with respect to accounting, internal accounting controls, auditing matters or other concerns, may, in a confidential or anonymous manner, communicate that concern to the General Counsel of the Company. If any person believes that he or she should communicate with a non-management or independent director, he or she may contact Mr. Marchese, Chairman of the Company’s Audit Committee, or discuss any concern on an anonymous basis, in accordance with the Company’s Whistleblower Procedures, by contacting the Company’s Ethics Line at 888-749-1949 or a series of international phone numbers for international callers available on the Company’s Web site at www.nalco.com.

What are the Company’s Corporate Governance Guidelines and Ethics Policies?

•    Board Committee Charters.    The Audit, Compensation, Nominating and Corporate Governance and Safety, Health and Environment Committees of the Board of Directors operate pursuant to written charters. Each charter is available on the Company’s Web site at www.nalco.com and is available in print to any shareholder who requests it from the Company’s Corporate Secretary. The charter of the Nominating and Corporate Governance Committee is attached to this Proxy Statement as Annex A.

•    Corporate Governance Principles.    The Board of Directors has documented its corporate governance principles in the Guidelines, which were adopted to reflect certain best practices and requirements of the NYSE. The Guidelines are available on the Company’s Web site at www.nalco.com. A copy may also be obtained upon request from the Company’s Corporate Secretary.

•    Code of Ethical Business Conduct and Officer Code of Ethics.    Nalco’s Code of Ethical Business Conduct emphasizes the Company’s commitment to the highest standards of business conduct. The Code of Ethical Business Conduct also sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Ethical Business Conduct applies to the Board of Directors and the principal executive officer, the principal financial officer and the principal accounting officer, as well as all employees of the Company. Nalco’s executive and financial officers also adhere to Nalco’s Officer Code of Ethics. Periodically, the Directors, officers and certain management employees in the Company are required to complete a conflict of interest questionnaire and certify in writing that they have read and understand the Code of Ethical Business Conduct. The Code of Ethical Business Conduct and Officer Code of Ethics are available on the Company’s Web site at www.nalco.com or by contacting the Corporate Secretary to receive a written copy. The Company intends to post amendments to or waivers from its Code of Ethical Business Conduct and Officer Code of Ethics (to the extent applicable to the Board of Directors or executive officers) on its Web site.

What other significant Board practices does the Company have?

•    Private Executive Sessions.    The non-management members of the Board of Directors and the members of the Audit Committee meet at least once each year (and more often, if requested by any member) in an executive session in which no member of management is present to discuss any matters selected by such member. Independent directors will meet by themselves at least once each year. Non-management members of the Board and the members of the Audit Committee each met in executive session three times in 2007.

•    Advance Materials.    Information and data important to the directors’ understanding of the business or matters to be considered at a Board or Board Committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting to allow careful review prior to the meeting.

•    Board and Committees’ Evaluations.    The Board has an annual self-evaluation process. This assessment focuses on the Board’s contribution to the Company and the Board’s process and procedures. In addition, the Audit, Compensation and Nominating and Corporate Governance Committees also conduct a similar annual self-evaluation. The results of Board evaluations are reviewed by the Nominating and Corporate Governance Committee and the Board may take action based on noted weaknesses. The Board and each of the aforementioned Committees conducted its self-evaluation for 2007.

•    Peer Evaulation.    The Board conducts a peer evaluation process. The Chairman of the Nominating and Corporate Governance Committee conducted interviews of each of the members of the Board to assess strengths and weaknesses of individual Board members and will summarize these interviews in a report back to the Board.

What access do the Board and Board Committees have to management and to outside advisers?

•    Access to Management and Employees.    Directors have full and unrestricted access to the management and employees of the Company. Additionally, key members of management attend Board meetings to present information about the results, plans and operations of the business within their areas of responsibility.

•    Access to Outside Advisers.    The Board and its committees may retain counsel or consultants without obtaining the approval of any officer of the Company in advance or otherwise. The Audit Committee has the sole authority to retain and terminate the independent auditor. The Nominating and Corporate Governance Committee has the authority to retain search firms to be used to identify director candidates. The Compensation Committee has the authority to retain compensation consultants for advice on executive compensation matters. The Safety, Health and Environment Committee has the authority to retain legal, accounting and other outside advisers.

What Certifications have been filed?

Our former Chief Executive Officer filed his NYSE 303A certification without qualification, and our Chief Financial Officer has filed his Sarbanes-Oxley 302 certifications with the Company’s 10-K as Chief Financial Officer and Principal Executive Officer.

PROPOSALS TO BE VOTED UPON

PROPOSAL 1: ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Who are this year’s nominees?

The Board of Directors consists of five members, divided into three classes. The three-year term of the classes are staggered so that the term of one class expires at each annual meeting. The terms of the Class I Directors will expire at the 2008 annual meeting. The Board of Directors has nominated the following individuals as Class I Directors, for election at the Annual Meeting:

•	Mr. Douglas A. Pertz; and

•	Mr. Daniel S. Sanders.

If elected, the Company expects that Mr. Pertz and Mr. Sanders will serve as Class I Directors and hold office until the 2011 annual meeting of shareholders and until their respective successors have been elected and qualified.

Biographical information about each of the nominees, including their present occupations and business experience, follows. The Board recommends that you vote ‘‘FOR’’ the election of these nominees.

Mr. Douglas A. Pertz Age 53 Director of the Company since November 2004	Mr. Pertz is Managing Director of OneEquity Partners. He was formerly Chairman and Chief Executive Officer of IMC Global Inc., one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients, from October 2000 until IMC merged to form The Mosaic Company in October 2004. From October 1999 to October 2000, Mr. Pertz served as President and Chief Executive Officer of IMC Global Inc. and from October 1998 to October 1999, as President and Chief Operating Officer of IMC Global Inc. Prior to joining IMC Global Inc., Mr. Pertz served from 1995 to 1998 as President and Chief Executive Officer and as a director of Culligan Water Technologies, Inc., a leading manufacturer and distributor of water, purification and treatment products. He has previously served as a member of the board of directors of The Mosaic Company, Compass Minerals International Inc. and Bowater Incorporated.

Mr. Daniel S. Sanders Age 68 Director of the Company since January 2005	Mr. Sanders is the former President, ExxonMobil Chemical Company, and Vice President, ExxonMobil Corporation. He retired from ExxonMobil on August 31, 2004 after 43 years of service. In 1988, Mr. Sanders became Executive Assistant to the Chairman and President of Exxon Corporation, and in 1990 was appointed Senior Vice President of Exxon Company, U.S.A. In 1992, he became worldwide President of the Basic Chemicals Group of

Exxon Chemical Company, and in 1994 he became Vice President of Human Resources of Exxon Corporation. He was named Executive Vice President of Exxon Chemical in 1998 and President in January 1999. He was named President of ExxonMobil Chemical Company in December of 1999 when the two companies merged. Mr. Sanders is past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry, American Section. He currently serves as a director of Milliken and Co., Arch Chemical and Celanese Corporation. Mr. Sanders received the Society of Chemical Industry Medal in 2005.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies will be voted for a substitute nominated by the Board of Directors.

What vote is required to elect Directors?

A plurality of the votes cast at the annual meeting is required for the election of directors. This means that the two nominees receiving the highest number of ‘‘FOR’’ votes cast at the meeting will be elected. Any elected Director who receives a greater number of votes ‘‘WITHHELD’’ from his or her election than votes ‘‘FOR’’ such election shall submit his or her resignation (pursuant to a previously tendered resignation) for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall recommend to the Board of Directors what action to be taken with respect to such resignation, and the Board of Directors may accept that resignation or may reject that resignation (if the Director is willing to continue his or her service on the Board of Directors).

Who are the other Directors?

The other Directors of the Company whose terms of office continue after this annual meeting are listed below. Each of these Directors will serve until the annual meeting of shareholders in the year indicated and until their respective successors have been elected and qualified.

Class II Directors Terms Expiring in 2009

Mr. J. Erik Fyrwald Age 48 Director of the Company since February 2008	Mr. Fyrwald joined our Company as Chairman, President and Chief Executive Officer in February 2008. Between 2003 and 2008, Mr. Fyrwald was Group Vice President of the Agriculture and Nutrition division of E.I. duPont de Nemours and Company. Before that he was Vice President and General Manager of DuPont’s Nutrition and Health Business. Mr. Fyrwald also serves on the board of directors for Eli Lilly and Company. He holds a chemical engineering degree from the University of Delaware and participated in the Advanced Management Program at Harvard Business School.

Mr. Richard B. Marchese Age 66 Director of the Company since May 2005	Mr. Marchese served for 14 years as the Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation, retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation, the Controller of the Resins Division of

Georgia Pacific Corporation and Treasurer and Controller of XCEL Corporation. Mr. Marchese is a member of the board of directors of Blue Linx Corporation, where he serves on the Audit Committee, and is a member of the board of directors of Quality Distribution, Inc., where he serves on the Executive Committee. Mr. Marchese is a Certified Public Accountant and has a B.S. in Accounting from Fairleigh Dickinson University.

Class III Director Term Expiring in 2010

Mr. Rodney F. Chase Age 64 Director of the Company since May 2005	Mr. Chase is a former Deputy Group Chief Executive of BP and served on the board of BP for eleven years. He retired from BP in April 2003 after 38 years of service. During his career, Mr. Chase had major responsibility for the sale of BP Minerals, and the acquisition and integration of Sohio, Britoil, Amoco, ARCO, Mobil Europe, Castrol and Veba Oil, together with the disposal of BP’s holding in Ruhrgas. He was instrumental in the creation of TNK-BP, BP’s Russian business entity. He was Deputy Chairman of TNK-BP until May 2004. Mr. Chase now serves on the board of Tesco plc as Deputy Chairman and Senior Independent Director. He is a Non-Executive Director of Computer Sciences Corp. and Tesoro Corporation, and Non-Executive Chairman of Petrofac Limited in the Channel Isles. He joined Lehman Brothers in 2003 as Senior Advisor in both Europe and the USA. He has previously served as a Non-Executive Director of B.O.C. plc and Diageo plc in London.

PROPOSAL 2:    RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)

What am I voting on?

The Audit Committee of the Board will consider the appointment of the Independent Registered Public Accounting Firm of Ernst & Young LLP to conduct the independent audit for 2008. Although shareholder ratification of the appointment is not required, the Board has decided to ascertain the position of the shareholders on the appointment. The Audit Committee is expected to act on the appointment of Ernst & Young before the Annual Meeting and will reconsider any appointment if Ernst & Young is not ratified by the shareholders. The Board and the Audit Committee recommend that you vote ‘‘FOR’’ the ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2008.

Will a representative of Ernst & Young LLP be present at the meeting?

Representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the selection of Ernst & Young LLP is not ratified, the Audit Committee will reconsider the selection of an Independent Registered Public Accounting Firm.

What fees did the Company pay to Ernst & Young LLP for audit and other services for fiscal years 2007 and 2006?

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2007 and 2006, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for 2007 and 2006.

	2007 (in millions)	2006 (in millions)
Audit fees(1)	$4.7	$5.4
Audit-related fees(2)	0.1	—
Audit and audit-related fees	4.8	5.4
Tax fees(3)	—	0.1
All other fees	—	—
Total fees	$4.8	$5.5

(1)	Audit fees for 2007 and 2006 include fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in the Company’s quarterly reports and statutory audits. Additionally, audit fees for 2006 included fees for reviews of registration statements and issuances of related letters to underwriters and consents.
(2)	Audit-related fees for 2007 consisted of fees related to acquisitions.
(3)	Tax fees for 2006 consisted principally of fees for tax advisory services.

To safeguard the continued independence of the independent auditors, the Audit Committee has adopted a pre-approval policy for pre-approval of audit and non-audit services. This policy is intended to prevent the independent auditors from providing services to the Company that are prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended. This policy also provides that independent auditors are only permitted to provide services to the Company that have been pre-approved by the Audit Committee. Pursuant to the policy, all audit services require advance approval by the Audit Committee. All other services by the independent auditors that fall within certain designated dollar thresholds, both per engagement as well as annual aggregate, have been pre-approved under the policy. Different dollar thresholds apply to the three categories of pre-approved services specified in the policy (Audit-Related services, Tax services and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee. Pursuant to applicable provisions of the Securities Exchange Act of 1934, as amended, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, who is an independent director. The Chairman has presented all approval decisions to the full Audit Committee.

The Company’s Pre-Approval Policy setting forth the Company’s policy for pre-approval of audit and non-audit services can be found at Exhibit A to the Audit Committee Charter at the Company’s Web site at www.nalco.com.

STOCK OWNERSHIP INFORMATION

Who are the Company’s largest shareholders?

The following table and accompanying footnotes show information regarding the beneficial ownership of the Company’s common stock as of March 10, 2008 (based on 141,957,524 outstanding shares):

•	Each person who is known by the Company to own beneficially more than 5% of the Company’s common stock;

•	Each member of the Board of Directors and each of the Company’s named executive officers; and

•	All members of the Board of Directors and the Company’s executive officers as a group.

Name of Beneficial Owner	Number	Percent
Dr. William H. Joyce (1)(2)	4,406,955	3.1%
Bradley J. Bell(1)	595,426	*
David Johnson(1)	45,517	*
Gregory Nelson(1)(3)	8,436	*
John P. Yimoyines(1)	30,845	*
William J. Roe(1)(2)	163,415	*
Daniel M. Harker(1)(2)	262,568	*
Paul H. O’Neill(4)(9)	8,670	*
Douglas A. Pertz(5)(9)	9,670	*
Daniel S. Sanders(6)(9)	33,670	*
Richard B. Marchese(7)(9)	5,670	*
Rodney F. Chase(8)(9)	5,670	*
All directors and officers as a group (12 persons)	5,576,512	3.9%
Glenview Capital Management LLC(10)	13,969,397	9.8%
Morgan Stanley(11)	10,127,110	7.1%

*	Less than 1%
(1)	Reflects beneficial ownership of shares of common stock of Nalco Holding Company of Dr. Joyce, Mr. Bell, Mr. Johnson, Mr. Yimoyines, Mr. Roe, Mr. Harker and Mr. Nelson, as a result of their ownership of shares in Nalco Holding Company and additional shares purchased directly by Dr. Joyce. The address for each of Mr. Bell, Mr. Nelson and Mr. Johnson is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198. In addition, each of Mr. Bell, Mr. Johnson and Mr. Roe are the owners of unvested class B units, unvested class C units and unvested class D units of Nalco LLC, which they purchased through the Nalco LLC Unit Plan and Mr. Harker is the owner of unvested class C units and unvested class D units. The unvested class B units, unvested class C units and unvested class D units do not currently entitle the holders to any dividend payments or any rights upon liquidation or dissolution of Nalco LLC (other than a return of their purchase price) but may in the future entitle them to certain interests in the profits of Nalco LLC and may be convertible into shares of the Company as described on pages 31-37, in the event certain time periods expire, certain performance thresholds are met and the individuals’ employment with the Company continues. The unvested units in Nalco LLC are not reflected in this table. Dr. Joyce’s ownership does not reflect conditional grants made as part of the November 2, 2007 Amended and Restated Employment and Consulting Agreement.
(2)	Dr. Joyce retired from the Company effective on December 30, 2007. Mr. Roe and Mr. Harker left the Company in 2007.
(3)	Mr. Nelson separated from the Company on January 7, 2008.

(4)	The address of Mr. O’Neill is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198. Mr. O’Neill resigned his position as a Board member on January 4, 2008.
(5)	The address of Mr. Pertz is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.
(6)	The address of Mr. Sanders is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.
(7)	The address of Mr. Marchese is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.
(8)	The address of Mr. Chase is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.
(9)	The Company’s non-management Directors other than Mr. O’Neill, each received an award of 4,145 restricted stock units on February 7, 2008. These restricted stock units, and the 2,707 restricted stock units awarded on February 15, 2007, that have not yet vested are not reflected in the Stock Ownership Table. The non-management directors’ and officers’ vested restricted stock units are reflected in the Stock Ownership Table.
(10)	On February 14, 2008, Glenview Capital Management, LLC (‘‘Glenview’’) reported beneficial ownership of 13,969,397 shares of the Company’s common stock as of December 31, 2007 on Schedule 13G/A. This filing indicated sole voting power and the sole disposition power for 13,969,397 shares reported. The address of the principal business office of each of Glenview Capital Management, Glenview Capital GP, and Mr. Robbins is 767 Fifth Avenue, 44th Floor, New York, New York 10153.
(11)	On February 14, 2008, Morgan Stanley reported beneficial ownership of 10,127,110 shares of the Company’s common stock as of December 31, 2007 on Schedule 13G. This filing indicated sole voting power for 9,870,708 shares and the sole disposition power for 10,127,110 shares reported. The address of the principal business office of Morgan Stanley is 1585 Broadway, New York, New York 10036.

How much Nalco common stock is owned by the Directors and executive officers?

The above table shows the beneficial ownership of Nalco common stock as of March 10, 2008 by

•	each of the Company’s continuing Directors and nominees for election as Directors,

•	each of the executive officers named in the summary compensation table on page 39, and

•	all Directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors, executive officers and persons who own more than 10% of the outstanding shares of Nalco common stock to file with the SEC reports of their ownership and changes in their ownership of the Company’s common stock. Directors, executive officers and greater-than-ten percent shareholders are also required to furnish the Company with copies of all ownership reports they file with the SEC. To the Company’s knowledge, all Section 16(a) filing requirements were met during 2007, with the exceptions of one filing on Form 4 relating to one transaction for William Roe, after he left the Company, and a delay in filing a Form 4 for performance shares granted to each of Frederic Jung, Mary Manupella and Gregory Nelson under the Company’s Stock Incentive Plan.

NAMED EXECUTIVE OFFICERS

Who are the Company’s named executive officers?

Dr. William H. Joyce retired from the Company effective on December 30, 2007. He became the Chairman of the Board and Chief Executive Officer of Nalco Company in November 2003. Dr. Joyce

was formerly the Chairman and Chief Executive Officer of Hercules Incorporated, a position he took in May 2001. Dr. Joyce was Chairman, President and Chief Executive Officer of Union Carbide Corporation from 1996 through May 2001. From 1995 to 1996, Dr. Joyce was President and Chief Executive Officer, and from 1993 to 1995 he was President of Union Carbide. Prior to that, he was Chief Operating Officer of Union Carbide since 1992. Dr. Joyce holds a B.S. degree in Chemical Engineering from Penn State University, and M.B.A. and Ph.D. degrees from New York University. He received the National Medal of Technology Award in 1993 from President Clinton and the Plastics Academy’s Industry Achievement Award in 1994 and Lifetime Achievement Award in 1997. In 1997, he was inducted into the National Academy of Engineering. In 2003, Dr. Joyce received the Society of Chemical Industry Perkin Medal Award. Dr. Joyce has been a director of El Paso Corporation since May 2004, a director and member of the audit committee of CVS Caremark Corporation since April 1994, and he was formerly a director of Celanese Corporation. He is a Trustee of the Universities Research Association, Inc. Dr. Joyce has served as Chairman of the Board of the Society of Plastics Industry and on the board of directors and executive committee of the American Chemistry Council. He has served as Co-Chairman of the Government University-Industry Research Roundtable of the National Academies.

Bradley J. Bell has been the Company’s Executive Vice President and Chief Financial Officer since joining the Company in November 2003. From 1997 to 2003, Mr. Bell served as Senior Vice President and Chief Financial Officer of Rohm and Haas Company, a $6 billion global specialty chemicals manufacturer. There, Mr. Bell played an active role in the company’s strategic portfolio review, including substantial acquisitions, divestitures, and development and implementation of post-transaction cost-elimination programs exceeding $500 million. Prior to that, Mr. Bell served as Vice President and Treasurer of both the Whirlpool Corporation, from 1987 to 1997, and the Bundy Corporation, from 1980 to 1987. Mr. Bell is a director and chairman of the audit committee of IDEX Corporation and a director and chairman of the audit committee of Compass Minerals International, Inc.

Gregory N. Nelson separated from the Company on January 7, 2008. Prior to leaving, he was Nalco Company’s Group Vice President, President, Services & Equipment. He joined Nalco in January 2005 as President, Alternate Channels and Global Services. Prior to joining Nalco, Mr. Nelson was Chief Procurement Officer and Vice President for Supply Chain at Sun Chemical from 2003 to 2004 and Vice President for Global Procurement at Dow Chemical and Union Carbide from 1997 to 2003. Mr. Nelson started his career at ExxonMobil Chemical Company in 1977 as an engineer and held several positions in manufacturing, logistics and strategic business planning until 1997.

David Johnson has been Group Vice President and President, EAME Operations since May 2007. Prior to that he was Vice President Downstream Energy Services since 2006 and Global Strategic Business Leader for Energy Services from 2003 to 2006.

John Yimoyines is Nalco Company’s Group Vice President, President, Paper Services Division. He joined Nalco in 2006. Before joining Nalco, Mr. Yimoyines was Vice President, Technology Licensing and Catalysts for Dow Chemical Company from 2004. Before that, he was Dow Chemical’s Vice President, General Manager, Specialty Polyolefins.

COMPENSATION DISCUSSION AND ANALYSIS

I. Introduction and Corporate Governance

The Compensation Committee and its Duties.    The Board has formed a Compensation Committee and authorized it to address the Company’s executive compensation plans and practices. A copy of the Amended and Restated Compensation Committee Charter is available on the Corporate Governance page of the Nalco Company Web site: www.nalco.com. The Compensation Committee reviews its Charter on an annual basis and updates the Charter as required.

The Compensation Committee is comprised of no fewer than three Board members. The Compensation Committee members are appointed by the Board after the review and recommendation of the Company’s Nominating and Corporate Governance Committee.

The Compensation Committee meets periodically under the direction of a Board-appointed Chairperson. The Compensation Committee’s regular annual meeting schedule is set no later than three months before the end of the preceding year; the Compensation Committee also periodically schedules special meetings and acts by written resolution on matters requiring attention between regularly scheduled meetings. The Company’s Chief Executive Officer, Vice President of Human Resources and Corporate Secretary regularly attend meetings of the Compensation Committee, and the Corporate Secretary takes and maintains minutes from such meetings. Other members of management also attend as required. Management periodically engages outside human resources, legal, accounting and executive compensation consultants to assist the activities of the Compensation Committee, and the Compensation Committee also has the authority to directly retain such consultants to assist its activities. The Compensation Committee meets periodically in executive session, including, as necessary, to address personnel issues impacting executive officers of the Company and its subsidiaries.

The Compensation Committee Chairperson is responsible for setting the agenda for the Committee’s meetings; management frequently makes recommendations to the Chairman as to matters that are appropriate for consideration by the Compensation Committee. The Compensation Committee also conducts an annual self-evaluation of its performance. The results of such self-evaluation are reviewed by the Nominating and Corporate Governance Committee and reported back to the full Board of Directors.

The primary purposes of the Compensation Committee are to review and approve compensation, incentive and equity-based plans for the Company and its subsidiaries, and to establish and approve compensation packages for the Chief Executive Officer, other officers of the Company and other persons who report directly to the Chief Executive Officer, including officers whose compensation is disclosed in the Company’s proxy statement. Under its charter, the Compensation Committee is responsible for performing the following specific functions:

1.	The Compensation Committee reviews and recommends to the Board the total compensation for Directors and sets the amount of capital stock in the Company that should be held by Directors.

2.	The Compensation Committee establishes the total compensation packages provided to the Chief Executive Officer, other officers, including, without limitation, officers whose compensation is disclosed in the Company’s proxy statement, and other persons who report directly to the Chief Executive Officer. Specifically as to the Chief Executive Officer, the Compensation Committee will review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and based on such evaluation, review and approve the annual salary, bonus, stock option and other benefits, direct and indirect, of the Chief Executive Officer.

3.	The Compensation Committee reviews and approves any employment agreements, severance agreements or change of control agreements with the Chief Executive Officer, other officers and other persons reporting to the Chief Executive Officer.

4.	The Compensation Committee reviews and approves the design of the benefit plans that pertain to Directors, the Chief Executive Officer, other officers and other persons reporting directly to the Chief Executive Officer, including oversight of Rule 162(m) plans and awards granted thereunder.

5.	The Compensation Committee periodically reviews succession plans of the Chief Executive Officer of the Company and its subsidiaries and screens and recommends to the Board candidates for Chief Executive Officer and such other senior executive officers as may be determined by the Compensation Committee.

6.	The Compensation Committee reviews and recommends to the Board the creation and/or revision of compensation plans, incentive compensation plans and equity based plans and oversees the activities of the individuals responsible for administering the plans. The

Compensation Committee reviews and approves all equity compensation plans of the Company and its subsidiaries that are not otherwise subject to the approval of the Company’s shareholders. In determining long-term incentive compensation the Compensation Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers and other officers at comparable companies and the awards given to the Chief Executive Officer and other executive officers in past years.

7.	The Compensation Committee oversees compliance with the applicable compensation reporting requirements of the SEC (including this Compensation Discussion and Analysis (‘‘CD&A’’) and the Compensation Committee Report).

8.	The Compensation Committee obtains through discussions with management of the Company and its subsidiaries a general understanding of compensation design throughout the Company and its subsidiaries.

9.	The Compensation Committee administers all plans that require ‘‘disinterested administration’’ under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, including all stock option, restricted stock and deferred stock plans.

10.	The Compensation Committee appoints members of Nalco Company’s Employee Benefit Plan Investment Committee (EBPIC) and the Employee Benefit Plan Administration Committee (EBPAC) and monitors that both Committees are actually conducting their assigned functions.

11.	The Compensation Committee approves the establishment, amendment and termination of all retirement plans of the Company and its subsidiaries.

12.	The Compensation Committee approves the appointment and removal of trustees and investment managers for pension fund assets.

13.	The Compensation Committee retains consultants, from time to time, to advise the Committee on executive compensation practices and policies and assist in the evaluation of the Chief Executive Officer and executive compensation. This authority includes the sole authority to terminate the consultants and approve the consultants’ fees and other retention terms.

The Compensation Committee does not have the authority to delegate these listed duties. The Company’s management will often provide information or make recommendations to the Compensation Committee relating to the duties listed above, including recommendations relating to the compensation, incentives and benefits of the Company’s officers. Similarly, as mentioned above, the Compensation Committee or the Company’s management will give assignments to outside human resources or compensation consultants to assist in the development of compensation plans and policies or provide information relating to such plans and policies. In each instance where such recommendation or information from either the Company’s management or outside consultant relates to the duties listed above, the Compensation Committee has exclusive authority to act on such recommendation or information.

The Membership of the Compensation Committee.    Currently, the Compensation Committee is composed of three members of the Board. The Chairman of the Compensation Committee is Mr. Douglas A. Pertz and its members are Mr. Rodney F. Chase and Mr. Daniel S. Sanders. As described on page 8, each of the current members of the Compensation Committee has been determined to be independent by the Board. Also, each of the current members of the Compensation Committee is an ‘‘outside director’’ within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’). Mr. Paul H. O’Neill was Chairman of the Compensation Committee until his resignation from the Company’s Board on January 4, 2008.

Compensation Committee Interlocks and Insider Participation.    None of the individuals who served on our Compensation Committee during 2007 was an officer of the Company or has been an officer of the Company in the past. None of the executive officers of our Company served as a member of a compensation committee (or other board committee performing equivalent functions as a compensation committee or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee. None of the executive officers of our Company served as a director of another entity, one of whose executive officers served on the Company’s Compensation Committee. None of the executive officers of our Company served as a member of the compensation committee (or other board committee performing equivalent functions as a compensation committee or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our Company.

Significant Activities of the Compensation Committee During 2007 and the First Quarter of 2008.     During 2007, the Compensation Committee conducted six meetings. The Compensation Committee also conducted meetings on January 8, 2008, February 1, 2008 and February 14, 2008. The Company’s management engaged the services of Exequity LLP for certain consulting services relating to human resources and executive compensation matters during this period. The Company’s management also engages consultants on a periodic basis, to assist in making necessary disclosures, preparation of plan documents and the evaluation of the funded status of the Company’s pension plans. Management and the Employee Benefits Plan Investment Committee have also retained SEI Investments Co. to assist in investment management decisions relating to the assets and administration of the Company’s retirement plans. Management also periodically consults with the Company’s outside auditors, Ernst & Young LLP, concerning the accounting impacts of compensation decisions.

Among other compensation activities during 2007, at the Company’s Annual Shareholders’ Meeting, as described in our 2007 Proxy, the Company’s shareholders approved amendments to its Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan as necessary to meet the requirements of Sections 162(m) and 409A of the Internal Revenue Code.

During 2007, the Compensation Committee approved Long-Term Equity Incentive Awards under the 2004 Stock Incentive Plan for certain management level employees. The Compensation Committee set the following ranges of performance for these Long-Term Equity Incentive Awards:

Long-Term Equity Incentive Awards
2007-2009 Grant
Adjusted EBITDA Performance Targets

	Threshold 80%	Base 100%	Premium 120%	Maximum 150%
2007 Plan Year	$710M	$725M	$748.1M	$770M
2008 Plan Year	$760M	$776M	$801M	$824M

Revenue Growth Performance Targets

	Threshold 80%	Base 100%	Premium 120%	Maximum 150%
2007 & 2008 Plan Year	3%	4%	5%	6%

Cost Reduction Targets

	Threshold 80%	Base 100%	Premium 120%	Maximum 150%
2007 & 2008 Plan Year	$75M	$87.5M	$100M	$168.5M

Awards under a grant are only made if the participant continues as an employee at the end of 2009. Some of the executive officers whose compensation is reported in this proxy statement participate in these grants. A description of the vesting increments for these grants is described on page 30.

The Compensation Committee also set the following 2007 performance targets under the Management Incentive Plan:

	Adjusted EBITDA	% of Base Payout (EBITDA Only)	% of Base Payout (EBITDA and $75 Million Cost Reduction)	% of Base Payout (EBITDA and EPS Hurdle)	% of Base Payout (EBITDA, EPS and Cost Reduction Hurdles)
Threshold*	$707M	40%	40%	40%	40%
Base	$725M	100%	100%	100%	100%
Premium	$748M	110%	110%	110%	110%
	$748.1M	110%	130%	150%	170%
Maximum	$770M	140%	160%	180%	200%

During 2007, the Compensation Committee addressed all matters regarding the compensation packages for the Chief Executive Officer and the officers and other persons reporting to the Chief Executive Officer. In 2007, the Compensation Committee reviewed the 2006 performance targets and determined progress against performance targets in long-term incentive plans and that the Company and its subsidiaries exceeded the adjusted EBITDA base level in Management Incentive Plan and determined that payout under this plan would be at $23.3M, above the original target amount of $15.8M. The Compensation Committee also performed its other periodic activities, including review of succession planning and self-evaluation.

On January 9, 2008, the Board of Directors of Nalco Holding Company approved a recommendation to change the compensation for independent directors beginning in 2008 as follows: (a) annual cash retainer of $70,000; (b) equity compensation with target value of $80,000; (c) Audit Committee Chairman retainer of $15,000; (d) Committee Chairman retainer (other than Audit Committee) of $7,500; and (e) Committee meeting fee of $1,500 per meeting. No meeting fee will be paid for Board Meetings, and Nalco Holding Company will reimburse expenses related to duties as a director.

In March 2008, the Board of Directors of Nalco Holding Company authorized the payment of $60,000 to Mr. Chase as Compensation for his service as Interim Chairman of the Board of Directors and authorized payment of $42,000 to each Director in full compensation for service on the Special Committee of the Board of Directors and all other activities relating to the change in the Company’s Chief Executive Officer.

During the first quarter of 2008, the Compensation Committee has taken the following actions: (a) Salary Adjustments. The Compensation Committee reviewed salary adjustments for those individuals reporting to the Chief Executive Officer, including, without limitation, executive officers whose compensation is disclosed in the Company’s proxy statement. (b) Management Incentive Plan – 2007. The Compensation Committee determined that the Company and its subsidiaries met the adjusted EBITDA base level in its Management Incentive Plan and determined that the payout under this Plan will be at 102% of target levels. (c) Profit Sharing and Savings Plan – 2007. The Compensation Committee determined that earnings performance triggered a 6.13% contribution to the US Profit Sharing and Savings Plan (4.59% for employees who are participants in the Company’s Retirement Income Plan). (d) Long-Term Equity Incentive Awards – 2007. The Compensation Committee determined that under the Long-Term Equity Incentive Plans the Company’s performance would justify payments at 50.9% for the two performance years under the 2006-08 cycle; 38.1% for the first performance year under the 2007-09 cycle and 63.66% for the two performance years of the 2006-07 transition grants. (e) Management Incentive Plan – 2008. The Compensation Committee also set adjusted EBITDA targets for 2008 under the Management Incentive Plan, with the opportunity for further adjustment if the Company’s earnings per share performance places the Company at a top-level when compared with its peers. (f) Long-Term Equity Incentive Awards – 2008. The Compensation Committee set targets for the 2008-10 cycle of Long-Term Equity Incentive Awards based on adjusted EBITDA, real revenue growth and cost reductions for each of the first two years of the cycle. These awards also require that the participant continue to be employed at the end of 2010 before an award will vest. (g) Performance Shares, Stock Options and Restricted Shares Award. On February 14, 2008, the Compensation Committee granted Mr. Johnson 2,325 performance shares of the Company’s common stock and stock options for 7,044 shares of the Company’s common stock at the February 14, 2008 closing price of $20.45 per share under the Company’s 2004 Stock Incentive Plan. On February 15, 2008, the Compensation Committee approved the grant of 50,000 restricted shares of the Company’s common stock under the Company’s 2004 Stock Incentive Plan.

Effective as of February 28, 2008, Mr. Fyrwald was elected the Chairman, President and Chief Executive Officer of the Company. Pursuant to an Employment Letter Agreement, Mr. Fyrwald: (a) will receive an annual base salary of $850,000 and (b) will be eligible to participate in the Company’s 2004 Management Incentive Plan and his annual bonus will have a target amount of 100% of his base salary, with the actual bonus having a range of 0% to 200% of his base salary based on actual performance in accordance with the terms of the Management Incentive Plan. Pursuant to a Severance Agreement, upon Mr. Fyrwald’s involuntary termination without cause or voluntary termination for good reason, Mr. Fyrwald’s severance benefits will include: (i) full vesting of all non-Plan inducement stock awards; (ii) a severance payment equal to two times the sum of Mr. Fyrwald’s then-current base salary plus his then-current target bonus amount under the Management Incentive Plan; (iii) continued participation for eighteen months in the Company’s medical and dental plans at active employee rate(s); and (iv) a pro rata bonus under the Management Incentive Plan for the termination year based on actual performance for the year.

Effective March 7, 2008, under the Company’s 2004 Stock Incentive Plan, Mr. Fyrwald received: (i) 185,000 ten-year non-qualified stock options that vest in four equal installments at the end of 2008 and the end of each of the following three years; (ii) 75,000 performance shares that vest on December 31, 2010 subject to the achievement of certain performance criteria over the performance period for the cycle 2008-2010 and Mr. Fyrwald’s continued employment through December 31, 2010 and (iii) 50,000 performance shares that vest on December 31, 2010 subject to the achievement of certain performance criteria for 2008 and Mr. Fyrwald’s continued employment through 2010. In addition, as inducement awards outside the Company’s 2004 Stock Incentive Plan, Mr. Fyrwald received: (i) 40,000 ten-year non-qualified stock options that vest in four equal installments at the end of 2008 and each of the following three years; (ii) 150,000 ten-year non-qualified stock options that vest 50% on each of the third and fourth anniversaries of the date of the agreement and (iii) 200,000 restricted shares that vest 50% on each of the third and fourth anniversaries of the date of the agreement.

II. Objectives of Compensation Programs

Compensation Philosophies of the Company.    As an overall philosophy, the Company and the Compensation Committee have a goal of providing competitive compensation programs that support the Company’s business strategies by attracting, retaining and developing individuals with the necessary talent and experience levels and to reward such individuals, through performance-based variable pay and recognition programs. In making compensation decisions, the Company looks at companies that are comparable to it in size and compete with the Company for talent, considering both industry and geography. The overriding goals of the compensation program are to be competitive, performance-based, cost effective, globally consistent and legally compliant. The Company targets pay programs at the 50th percentile target of peer companies, with individual compensation varying based on factors such as performance or experience. Compensation decisions are made objectively based on available market- information. The Compensation Committee further requires that compensation programs promote safety in the workplace and ethical business practices.

In setting compensation packages and programs, the Company also looks at the mix between fixed and variable compensation and between long-term and short-term compensation. For the variable or incentive compensation, the Company looks at data from the comparable companies for the similar positions and the internal hierarchy of jobs. Comparative data and internal hierarchical information are also used when setting long-term compensation, with an additional emphasis given to long-term compensation for those jobs which tend to have a longer term impact on the Company and its performance. The Compensation Committee has the discretion to factor the success of previous long-term cycles into pending long-term awards, but as the Company has only recently reinstated equity compensation programs, such issues have not yet been faced.

For certain executive or officer level jobs, the Company also considers comparable company data concerning post-termination compensation plans or agreements. The Company evaluates the need for such agreements to attract appropriate talent and includes in any such arrangement post-employment covenants protecting the Company’s confidential information, trade secrets, and, where appropriate, competitive position.

The peer group of companies used in making 2007 executive compensation decisions is listed below. The list is subject to change each year depending on the availability of the companies’ data and the continued appropriateness of each company for inclusion in the peer group.

Fuller (H B)	Grainger (W W)
Church & Dwight	Dover
Hercules	Eastman Chemical
Albemarle	Rohm and Haas
Lennox International	Fortune Brands
Chemtura	Praxair
United Stationers	Air Products & Chemicals
Clorox	PPG Industries
Ecolab	Trane
Rockwell Automation	Whirlpool

The Company and the Compensation Committee also consider the following functions of each pay component when developing compensation plans and programs:

Base Salary: to attract and retain, to recognize immediate contributions, to provide financial stability, to reward for performance;

Benefits, Retirement and Pension Programs: to attract and retain executives, to address basic security needs;

Short-Term Incentives: to attract and retain executives, to focus on short-term performance criteria such as operating results and efficiency, to pay for performance, to create shareholder value;

Long-Term Incentives: to attract and retain executives over long-term, to focus on long-term performance and shareholder value, to pay for long-term results and to focus on safety in the workplace and ethical business practices; and

Perquisites: provided only when job-related or market-driven, to attract and retain executives; perquisites to be avoided if ‘‘one-off’’ and if not connected to job duties.

III. Compensation Plans, Programs and Significant Policies

Applying these philosophies and objectives, the Company has developed the following executive compensation plans and programs which are adjusted as necessary for jurisdictional requirements, legal requirements and to reflect market conditions shown from comparable company data:

Base Salary.    The Company establishes base salary market value points (‘‘MVPs’’) for each job position or job grouping, based on the comparable company analysis described above. Base salaries are offered in ranges of plus or minus 20% around the MVPs to attract and retain employees. Annual adjustments of base salary generally occur at the end of the first quarter, after performance evaluations for employees have been completed, and such adjustments reflect individual performance and regional business considerations. The Company endeavors to maintain base salaries within the designated ranges as it is making adjustments to base salaries.

Benefits.    The Company provides employee-wide medical, certain disability benefits, dental, life insurance, unless otherwise prohibited by local or statutory regulations. Benefits are offered to attract and retain employees.

Retirement Income Plan.    The Retirement Income Plan is a noncontributory, defined-benefit plan that covers approximately 1,700 US employees of Nalco Company and other participating companies (certain subsidiaries and affiliates of Nalco Company). Effective January 1, 2003, the Plan was amended and restated to freeze participation in the Plan, to freeze any future benefit accruals for nonvested participants under the traditional provisions of the Plan, to reduce the rate of future benefit accruals for vested participants under the traditional provisions of the Plan and to cease any future pay credits for the Plan’s Personal Retirement Account Program (PRAP) participants. A Supplemental Plan covers contributions that exceed qualification levels.

Profit Sharing and Savings Plan.    The Profit Sharing and Savings Plan covers substantially all US employees of Nalco Company and other participating companies (certain subsidiaries and affiliates of Nalco Company). The Plan is a combined 401(k) savings plan and profit sharing plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Employees are eligible to participate in the 401(k) savings and voluntary after-tax portions of the Plan upon date of hire. In order to receive a share of the employer profit sharing contribution, the employee must be employed on December 31 of the calendar year for which the contribution is made, provided the employee worked 1,000 hours in the year. Employer matching contributions for participants that are fully vested under the traditional provisions of the Nalco Company Retirement Income Plan shall be equal to 50% of the participant’s deferral contribution not in excess of 4% of earnings. Employer matching contributions for all other Plan participants shall be equal to 100% of a participant’s deferral contribution not in excess of 4% of earnings. At the end of the Plan year, the companies determine whether a profit sharing contribution will be made to the Plan. A Supplemental Plan covers contributions that exceed qualification levels.

Management Incentive Plan.    The Company offers to designated global management employees the opportunity to earn an annual cash bonus based on the consolidated results of the Company reaching certain thresholds, often measured in earnings performance and growth targets. The target level awards for job positions are derived from a comparative company analysis with the goal of paying at the median level among the comparable companies. This Plan encourages earnings and revenue growth performance.

Long-Term Equity Incentive Awards under the 2004 SIP.    Beginning in 2006, the Company changed its method of providing long-term incentive compensation from cash awards to equity awards. The Company sets target level long-term incentive compensation awards for those job positions that have significant influence on the long-term results of the Company and that typically receive such long-term compensation based on the comparable company data. Similarly, the levels of such awards are derived from comparable company data for positions with comparable responsibilities.

Long-Term Equity Incentive Awards are made under the 2004 Stock Incentive Plan, which earmarks up to 7,500,000 of the Company shares to be available to be awarded as restricted shares, phantom shares, options, restricted units or similar equity grants.

During 2007, the Compensation Committee approved a three-year cycle grant of Long-Term Equity Incentive Awards under the 2004 SIP. The largest grouping of award recipients were granted restricted shares in the Company’s stock that vest conditioned upon the performance of the Company over a two-year period and the participant’s continued employment during a three-year period. A participant can earn up to 40% of the 2007-09 Cycle grant based on the Company reaching designated performance criteria during 2007, an additional 40% of the 2007-09 Cycle grant based on the Company reaching designated performance criteria during 2008 and the final 20% depending upon the Company’s performance in each of 2007 and 2008 meeting certain minimums. Performance which falls within a designated level would earn between 80% and 150% of target levels. Additionally, a participant must continue to be employed on December 31, 2009 to earn the award. The Compensation Committee also reserves the unilateral discretion to adjust awards based on the safety, health and environmental performance of the Company. The 2004 SIP encourages long-term earnings and revenue growth performance.

For a smaller group of individuals, including certain of the named executive officers, the Company also granted stock options in addition to the restricted shares described above. Such options will vest in equal installments over four years subject to the participant continuing to be employed on the vesting date or they might vest earlier upon retirement, disability or death.

The Compensation Committee has also approved a small number of ad hoc grants for individuals in jobs that qualify for long-term equity incentives but who are hired after the completion of the annual grant process.

Severance Agreements.    The Company has executed severance agreements with certain of its officers. The terms of these agreements were geared to attract individuals to these positions by offering benefits consistent with relevant market data. The severance agreements generally provide that a terminated participant will receive an amount that is a multiple of base salary and bonus at target level under the MIP and a prorated portion of the MIP award during the year of the severance. The specific terms of severance agreements for the named executive officers are described below.

Perquisites.    The Company offers a limited package of perquisites to certain of its senior officers. These perquisites are described in the footnotes to the Summary Compensation Table. Perquisites are offered to attract and retain appropriately talented officers.

Equity Ownership Policies.    The Company also maintains the following equity ownership policies as a further effort to assure that the compensation for directors and officers coincides with the performance of the Company and its share value:

•	Director Equity Ownership. On November 10, 2005, the Board of Directors approved a policy, requiring Directors to hold an amount of equity in Nalco Holding Company equal to three times the Director’s annual cash retainer amount, such equity ownership level to be reached within three years after joining the Board of Directors. This stock ownership policy is reflected in the Company’s Corporate Governance Guidelines. This policy is designed to further the goal of performance-based compensation.

•	Management Equity Ownership. On August 16, 2005, the Board of Directors adopted a policy requiring the Company’s senior executives to own equity in the Company equal to amounts ranging from one to three times their base compensation (five times for the CEO). These amounts will need to be met over a five-year period. This policy is designed to further the goal of performance-based compensation.

Procedure for Equity Grants.    The Compensation Committee has implemented a procedure for the grant of annual cash and long-term equity incentives. At the Compensation Committee’s first regular meeting during a year, typically at the beginning of February, the Committee will review the performance of the Company during the preceding year against target performance levels under the annual and long-term incentive plans. At the second meeting of the year, typically in mid-February, the Compensation Committee will set the performance levels for that year’s annual and long-term incentive plans and will approve proposed grants of Long-Term Equity Incentive Awards for that year. The closing date stock price for the date of this approval will be used in setting strike prices for options or value for restricted shares. The dates of these first two meetings will have been scheduled by the Compensation Committee no later than September 30 of the preceding year. In the event that one of these meetings falls during a period in which management is precluded from trading the Company’s shares or there is otherwise material information which is not publicly available, the meeting will be re-scheduled in one week delayed increments, until the meeting falls on a date where all material information has been publicly disclosed and such trading restriction is lifted. Similarly, ad hoc equity grants will only be made on the fifth business day of the month following Committee approval and any such grants will reflect the closing stock price for that date. The Compensation Committee believes this procedure will best assure that equity grants are set objectively, at a time of full public information, thereby assuring that incentive compensation is solely a function of the Company’s favorable performance.

Nalco LLC 2004 Unit Plan.    Prior to the Company becoming publicly registered in November 2004, its predecessor was owned by the Sponsors through Nalco LLC. Certain of the members of our management invested in units of Nalco LLC as part of the Nalco LLC 2004 Unit Plan on June 30, 2004. The Nalco LLC 2004 Unit Plan was set up by Nalco LLC, and the Nalco LLC 2004 Unit Plan is not a Company plan and is not governed by the Company’s Compensation Committee. The Sponsors designed the Nalco LLC 2004 Unit Plan to reward participants for increase in the value of the Company’s equity and for reaching earnings performance targets.

Among others, Bradley J. Bell and David Johnson participate in the Nalco LLC 2004 Unit Plan. The following is a summary of the material terms of the Nalco LLC 2004 Unit Plan:

General

The Nalco LLC 2004 Unit Plan granted the right to purchase class A units, class B units, class C units and class D units to certain employees, directors or consultants of Nalco LLC or its affiliates, including Nalco Holding Company.

Administration

The Nalco LLC 2004 Unit Plan is administered by the Nalco LLC board of directors or a committee of the Nalco LLC board of directors; it is not administered by the Company. Mr. Marchese is Chairman of the Nalco LLC board; Bradley J. Bell and Stephen N. Landsman are members of the Nalco LLC board.

The Nalco LLC board or a committee of the Nalco LLC board has the sole discretion to determine the employees, directors and consultants to whom awards may be granted under the Nalco LLC 2004 Unit Plan, the number and/or class of units to be covered by an award, the purchase price, if any, of such awards, the terms and conditions of any award and under what circumstances awards may be accelerated, settled or cancelled. The Nalco LLC committee or board is authorized, in its discretion, to interpret the Nalco LLC 2004 Unit Plan, to establish, amend and rescind any rules and regulations relating to the Nalco LLC 2004 Unit Plan, to accelerate any conditions on the units and to make any other determinations that it deems necessary or desirable for the administration of the plan. The Nalco LLC board or committee may correct any defect or supply any omission or reconcile any inconsistency in the Nalco LLC 2004 Unit Plan in the manner and to the extent the board or committee deems necessary or desirable.

Amendment and Termination

The Nalco LLC board of directors may amend or terminate the Nalco LLC 2004 Unit Plan at any time, provided that no amendment or termination is permitted that would diminish any rights of a management member in his or her investment without consent. No awards may be made under the Nalco LLC 2004 Unit Plan after the tenth anniversary of the effective date of the plan.

Original Terms of the Nalco LLC Class A Units, Class B Units, Class C Units and Class D Units

The following is a summary of certain of the original terms of the NaIco LLC class A units, class B units, class C units and class D units and restrictions applicable to those units. Class A units have economic characteristics that are similar to those of shares of common stock in a private corporation. Unlike the class B units, class C units and class D units, which are subject to the vesting provisions described below, the class A units are fully vested. Class B units vest in five equal annual installments on each December 31 beginning on December 31, 2004, subject to a management member’s continued service with the Company or its affiliates; provided, that all of the class B units will vest 18 months following a change of control if the holder is employed by the Company on that date. Class C units will vest on the 8th anniversary of the date on which they are sold to a manager, subject to the manager’s continued service with the Company and its affiliates. However, the class C units will vest earlier over the next five years, beginning on December 31, 2004, if the Company meets certain EBITDA targets. Even if the Company fails to meet the EBITDA target for a given year, the class C units may still vest with respect to that year if EBITDA targets in a subsequent year or period are achieved. Notwithstanding the foregoing, all the class C units will vest 18 months following a change of control if (a) the EBITDA targets for the year preceding the change of control were achieved and (b) the holder is employed by the Company on that date. In addition, all of the class C units will vest once the Sponsors cease to own at least 20% of the voting securities of the Company if the EBITDA targets for the year preceding such sell-down are achieved. Class D units will vest on the 10th anniversary of the date on which they are sold to a manager, subject to the manager’s continued

service with the Company and its affiliates. However, the class D units will vest earlier over the next five years, beginning on December 31, 2004, if the Company meets certain EBITDA targets (stricter than for the C units). Even if the Company fails to meet the EBITDA target for a given year, the class D units may still vest with respect to that year if EBITDA targets in a subsequent year or period are achieved. Notwithstanding the foregoing, all the class D units will vest 18 months following a change of control if (a) the EBITDA targets for the year preceding the change of control were achieved and (b) the holder is employed by the Company on that date. In addition, all of the class D units will vest once the Sponsors cease to own at least 20% of the voting securities of the Company if the EBITDA targets for the year preceding such sell-down are achieved.

The Company’s senior managers who purchased B, C and D Units under the Nalco LLC 2004 Unit Plan do not currently participate in the Company’s Long-Term Equity Incentive Awards under the 2004 Stock Incentive Plan. The Compensation Committee has determined that in the event any participant in the Nalco LLC 2004 Unit Plan has received a promotion since his or her investment in the Nalco LLC 2004 Unit Plan on June 30, 2004, and such promotion would take such participant to a position with a larger long-term incentive component, such participant will be permitted to receive an incremental award under the 2004 Stock Incentive Plan which would permit a total long-term equity incentive appropriate for the new position.

Nalco LLC 2004 Unit Plan — Activities During 2006

During 2006, the Sponsors sold shares in the Company and their ownership was decreased to approximately 12.6%. The Nalco LLC board of directors exercised its discretionary right to accelerate vesting of the units and resolved as follows relating to the Nalco LLC 2004 Unit Plan: (a) C units for 2005 and 2006 vested on December 31, 2006 pursuant to the terms and conditions of the Plan, (b) D units for 2005 and 2006 vested on December 31, 2006, subject to a commitment by the participants in the Nalco LLC 2004 Unit Plan that they would refrain from transferring such units or the converted shares in the Company relating to such Units for a period of two years from the date of vesting (the ‘‘Two-Year Lock-Up’’), (c) C units and D units for 2007 vested on December 31, 2007, provided that the Participant did not voluntarily terminate his or her employment before that date, subject to a Two-Year Lock-Up from the vesting date, (d) C units and D units for 2008 will vest on December 31, 2008, provided that the Participant does not voluntarily terminate his or her employment before that date, subject to a Two-Year Lock-Up from the vesting date. D units are subject to conversion into shares of the Company under this Plan at the original conversion rate of approximately 600 D units for each share in the Company. The units would also vest on the death, disability or retirement of the participant. Unitholders waived severance payments to the extent of any gains on their units.

IV. Elements of Compensation for Named Executive Officers

William H. Joyce.    On November 2, 2007, William H. Joyce announced his retirement as Chief Executive Officer of the Company effective on December 30, 2007. Dr. Joyce entered into an Amended and Restated Employment and Consulting Agreement that provides as follows:

Dr. Joyce will continue in the employ of the Company until his retirement date on December 30, 2007. Following his retirement, Dr. Joyce will serve as a consultant to the Board of Directors through March 31, 2008.

Dr. Joyce will receive a monthly consulting fee of approximately $183,000 for his work as a consultant during the first three months of 2008.

Dr. Joyce will continue to receive his regular salary, cash bonus opportunity and perquisites until his retirement. After his retirement, he will continue to receive his current insurance/death benefits and secretarial support for 5 years. He will also retain his company car.

Dr. Joyce will receive a grant of $12 million of restricted shares, which will be subject to performance conditions and the Board’s reasonable satisfaction with Dr. Joyce’s assistance and support in the CEO search and transition process.

Dr. Joyce will be subject to various covenants for 24 months following his retirement, including non-competition, non-solicitation and standstill covenants. Dr. Joyce will also deliver to the Company a general release.

Dr. Joyce’s interest in B Units, C Units and D Units under the 2004 Nalco LLC Unit Plan vested as a result of his retirement pursuant to the terms of his Amended and Restated Employment and Consulting Agreement.

The Amended and Restated Employment and Consulting Agreement with Dr. Joyce also resolves a disagreement relating to his previously granted equity incentives. Dr. Joyce believes that his outstanding equity incentives under the Nalco LLC 2004 Unit Plan did not comport with a commitment made to him in connection with his hiring as Chief Executive Officer in 2003. In this regard, Dr. Joyce advised the Board that he believed he was entitled to receive additional incentives under the Nalco LLC 2004 Unit Plan having a value of approximately $20 million. The Board has reviewed the matter with the assistance of its counsel. Although the Board does not agree with Dr. Joyce’s position, the Board decided that it is in the best interests of the Company to resolve the matter at this time.

During his employment, Dr. Joyce had the following employment arrangements relating to the Company:

Nalco LLC entered into an employment agreement with Dr. Joyce in August 2004 to serve as Chief Executive Officer of the predecessor to the Company. The term of that agreement would have ended on December 31, 2008, unless terminated earlier by Nalco LLC or Dr. Joyce. The employment agreement conferred salary and bonus rights and also conferred certain additional rights to Dr. Joyce under the limited liability company operating agreement of Nalco LLC, the management members agreement of Nalco LLC and the registration rights agreement of Nalco LLC.

If Dr. Joyce’s employment had been terminated without ‘‘cause’’ (other than due to death or disability) prior to a ‘‘change in control’’ (as such terms are defined in the employment agreement), Dr. Joyce would have received: (a) continued payment of his base salary until the earlier of (1) December 31, 2008 or (2) the third anniversary of the date of his termination and (b) a payment equal to one-twelfth of his annual bonus for the last completed year of his employment multiplied by the number of months he is entitled to his continued base salary, payable when such payment would have been made if his employment continued.

Dr. Joyce’s termination of employment following a change in control was governed by a separate agreement which provided that had Dr. Joyce been terminated without cause following a change in control, this agreement provided that he would have been entitled to a lump sum payment equal to the severance payments described above and continuation of his welfare benefits for a period through the earlier of (a) December 31, 2008 and (b) the third anniversary of the date of his termination.

Under the terms of the employment agreement, Dr. Joyce may not disclose any confidential information concerning the businesses of Nalco LLC and its subsidiaries, including the Company and its subsidiaries. In addition, during Dr. Joyce’s term of employment and for a period of eighteen months following Dr. Joyce’s termination of employment for any reason, Dr. Joyce may not: (a) compete with the Company or its subsidiaries or (b) solicit or hire the Company’s employees or employees of its subsidiaries.

Dr. Joyce has not participated in the Company’s Long-Term Equity Incentive Awards under the 2004 Stock Incentive Plan.

Under the Nalco LLC 2004 Unit Plan, Dr. Joyce purchased 416,232,066 B units, 416,232,066 C units and 277,488,044 D units. Of these, 100% of the B units have vested, 100% of the C units have vested and 100% of the D units have vested (collectively the ‘‘Vested Units’’), subject to certain lock-up rights described above under the Plan description. As provided in the Nalco LLC 2004 Unit Plan, Dr. Joyce has converted all these Vested Units into shares of the Company and as of December 31, 2007, these Vested Units or the converted shares from these vested units have a net value, after deducting the amounts paid for the Vested Units, of $40,313,134.

Dr. Joyce participated in the Company’s defined contribution benefit plans (the Profit Sharing and Savings Plan), supplemental defined contribution benefit plan and other plans common to all employees. On January 9, 2004, Dr. Joyce entered into an Executive Death Benefit Agreement which permitted a life insurance benefit of two times his base salary for a death during his employment and three times his base salary for a death after his employment. In lieu of an increase in his base salary, this Executive Death Benefit Agreement was amended on May 5, 2005, to permit a life insurance benefit of three times base salary for a death during his employment and four times base salary for a death after his employment. The Company also paid for certain tax and financial planning for Dr. Joyce, paid for an apartment and car he used near the Company’s headquarters and paid for Dr. Joyce to travel from his home in Connecticut to the Company’s headquarters in Illinois.

Bradley J. Bell.    Nalco Company entered into an employment agreement with Mr. Bell effective November 1, 2003 to serve as Executive Vice President and Chief Financial Officer. Mr. Bell’s employment may be terminated at will by Mr. Bell or by Nalco Company. Under this agreement, Mr. Bell is entitled to receive (a) a base salary, subject to annual review for increase, (b) annual bonuses in connection with achievement of targeted performance levels, and (c) specified fringe benefits, including health and disability insurance and life insurance. Under the agreement, if Mr. Bell’s employment is terminated by Nalco Company without ‘‘cause’’ or by Mr. Bell with ‘‘good reason,’’ Mr. Bell will be paid, subject to execution of a release in favor of Nalco Company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment.

Under the terms of the agreement, Mr. Bell may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Bell’s term of employment and for a period of two years thereafter, Mr. Bell may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Bell also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

Mr. Bell has not participated in the Company’s Long-Term Equity Incentive Awards under the 2004 Stock Incentive Plan.

Under the Nalco LLC 2004 Unit Plan, Mr. Bell purchased 123,750,000 B units, 123,750,000 C units and 82,500,000 D units. Of these, 80% of the B Units have vested, 80% of the C Units have vested and 80% of the D Units have vested (collectively the ‘‘Vested Units’’), subject to certain lock-up rights described above under the Plan description. As provided in the Nalco LLC 2004 Unit Plan, Mr. Bell has converted some or all of these Vested Units into shares of the Company and as of December 31, 2007, these Vested Units or the converted shares from these Vested Units have a net value of $10,498,140, after deducting the amounts paid for the Vested Units. Mr. Bell also holds 24,750,000 B units, 24,750,000 C units and 16,500,000 D units that have not yet vested (collectively ‘‘Unvested Units’’). These Unvested Units will be subject to the vesting conditions described above under the description of the Nalco LLC 2004 Unit Plan. The potential net value of the Unvested Units as of December 31, 2007 is $2,633,362, after deducting the amounts paid for the Unvested Units.

Mr. Bell participates in the Nalco Company defined contribution (Profit Sharing and Savings Plan), supplemental defined contribution, Executive Death Benefit Plan and other benefit plans common to all employees. The Company also offers Mr. Bell reimbursement of certain tax and financial planning services.

Gregory N. Nelson.    Mr. Nelson separated from the Company on January 7, 2008. During his employment, Mr. Nelson had the following employment arrangements related to the Company. Nalco Company, entered into a severance agreement with Mr. Nelson effective July 1, 2005 (such agreement was effected on Mr. Nelson’s separation from the Company). Under the terms of this Agreement which was followed at the time of his separation, Mr. Nelson’s employment may be terminated at will by Mr. Nelson or by Nalco Company. The agreement provides that if Mr. Nelson’s employment is terminated by Nalco Company without ‘‘cause’’ or by Mr. Nelson with ‘‘good reason,’’ Mr. Nelson will be paid, subject to the execution of a release in favor of Nalco Company, a lump sum payment: (a) accrued unpaid base salary through the date of termination, (b) any prior year MIP bonus earned but not yet paid, and (c) severance equal to one and one-half times base salary and target bonus, and will be entitled to receive any other benefits that he is otherwise eligible for under other employee plans or programs. Nalco Company shall also pay a pro rata portion of any MIP bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such MIP bonus being paid in accordance with Nalco Company’s normal cycle for such payment. Additionally, Mr. Nelson has the right to continue coverage under Nalco Company’s group medical and dental plans for an 18-month period following Mr. Nelson’s termination of employment.

Under the terms of the agreement, Mr. Nelson may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates and must assign to Nalco Company all inventions conceived or discovered by Mr. Nelson during the term of his employment. In addition, during Mr. Nelson’s term of employment and for a period of two years thereafter, Mr. Nelson may not: (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Nelson also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors. Nalco Company and Mr. Nelson have agreed upon a list of competitors for whom Mr. Nelson may not work. Nalco Company has also agreed to provide assistance with outplacement and financial planning to Mr. Nelson.

Mr. Nelson did not participate in the Nalco LLC 2004 Unit Plan.

On May 6, 2005, Mr. Nelson entered into an agreement, granting him stock options and an executive death benefit. Mr. Nelson also participated in the Company’s Long-Term Equity Incentive Plan and he received grants of Performance Shares and Options in 2006 and 2007.

Mr. Nelson participated in the Nalco Company defined contribution plan (Profit Sharing and Savings Plan), supplemental defined contribution plan, Executive Death Benefit Plan and other benefit plans common to all employees. Mr. Nelson also executed an Expatriate Assignment Agreement on November 15, 2005 that provided for certain benefits associated with his transfer to Europe, including housing allowances, goods and services allowance, language training, furnishings and appliances allowance and relocation expenses and allowances.

David Johnson.    On January 10, 2006, the Company entered into a Restricted Shares Agreement with Mr. Johnson. Under this Agreement Mr. Johnson was awarded 5,316 restricted shares that would vest in four equal installments on the last day of each of 2006, 2007, 2008 and 2009, provided Mr. Johnson is still employed with the Company or its affiliates on the vesting dates (other than a result of death, disability or retirement).

On June 7, 2007, the Company entered into a Restricted Stock Agreement with Mr. Johnson. Under this Agreement Mr. Johnson was awarded 15,308 restricted shares that would vest in four equal installments on the last day of each of 2007, 2008, 2009, and 2010, provided Mr. Johnson is still employed with the Company or its affiliates on the vesting dates (other than as a result of death, disability or retirement).

Mr. Johnson participates in the Nalco LLC 2004 Unit Plan. As a result of a promotion into a position of additional responsibility, Mr. Johnson also participates in the Company’s Long-Term Equity Incentive Plan and he received grants of Performance Shares and Options in 2006 and 2007. Under the Nalco LLC 2004 Unit Plan, Mr. Johnson purchased 11,250,000 B Units, 11,250,000 C Units, and 7,500,000 D Units. Of these, 80% of the B Units have vested, 80% of the C Units have vested and 80% of the D Units have vested (collectively the ‘‘Vested Units’’), subject to certain lock-up rights described above under the plan description. As provided in the Nalco LLC 2004 Unit Plan, Mr. Johnson has converted some or all of these Vested Units into shares of the Company and as of December 31, 2007, these Vested Units or the converted shares from these Vested Units have a net value of $958,645 after deducting amounts paid for the Vested Units. Mr. Johnson also holds 2,250,000 B Units, 2,250,000 C Units and 1,500,000 D Units that have not yet vested (collectively the ‘‘Unvested Units’’). These Unvested Units are subject to the vesting description for the Plan. The potential net value of the Unvested Units as of December 31, 2007 is $239,382 after deducting the amounts paid for the Unvested Units.

Mr. Johnson also executed an Expatriate Assignment Agreement on April 4, 2007 that provides for certain benefits associated with his transfer to Europe, including housing allowances, goods and services allowance, language training, foreign service premium and relocation expenses and allowances. Mr. Johnson participates in the Nalco Company defined contribution plan, supplemental defined contribution plan, executive Death Benefit Plan and other benefit plans common to all employees.

John P. Yimoyines.    Nalco Company entered into a Severance Agreement with Mr. Yimoyines when he was hired on June 22, 2006. Mr. Yimoyines’ employment may be terminated at will by Mr. Yimoyines or by Nalco Company. If Mr. Yimoyines’ employment is terminated by Nalco Company without ‘‘cause’’ or by Mr. Yimoyines with ‘‘good reason,’’ Mr. Yimoyines will be paid, subject to the execution of a release in favor of Nalco Company, a lump sum payment: (a) accrued unpaid base salary through the date of termination, (b) any prior year MIP bonus earned but not yet paid, and (c) severance equal to one and one-half times base salary and target MIP bonus, and will be entitled to receive any other benefits that he is otherwise eligible for under other employee plans or programs. Nalco Company shall also pay a pro rata portion of any MIP bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such MIP bonus being paid in accordance with Nalco Company’s normal cycle for such payment. Additionally, Mr. Yimoyines has the right to continue coverage under Nalco Company’s group medical and dental plans for an 18-month period following termination.

Under the terms of the agreement, Mr. Yimoyines may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates and must assign to Nalco Company all inventions conceived or discovered by Mr. Yimoyines during the time of his employment. In addition, during Mr. Yimoyines’ term of employment and for a period of two years thereafter, Mr. Yimoyines may not: (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company employees or employees of its subsidiaries. Mr. Yimoyines also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company.

Mr. Yimoyines does not participate in the Nalco LLC 2004 Unit Plan.

On July 12, 2006, Mr. Yimoyines entered into an agreement with the Company, granting him 18,018 restricted shares. The restricted shares vest in three equal installments on June 22, 2007, June 22, 2008 and June 22, 2009, if Mr. Yimoyines continues his employment on the vesting dates (other than for terminations resulting from death, disability or normal retirement).

On July 18, 2006, Mr. Yimoyines entered into a Death Benefit Agreement with Nalco Company.

On June 7, 2007, Mr. Yimoyines entered into an agreement with the Company, granting him 3,827 restricted shares. These restricted shares will vest in two equal installments on June 23, 2008 and June 23, 2009, provided that Mr. Yimoyines continues to be employed on the vesting dates (other than for termination resulting from death, disability or normal retirement).

Mr. Yimoyines participates in the Company’s Long-Term Equity Incentive Plan and he received grants of Performance Shares and Options in 2006 and 2007.

Mr. Yimoyines participates in the Nalco Company defined contribution plan, supplement defined contribution plan and other benefit plans common to all employees.

William J. Roe.    Effective on May 30, 2007, Mr. Roe and Nalco Company entered into agreements under which he separated from Nalco Company and its affiliates. Mr. Roe was permitted to continue to vest the B Units he had purchased under the Nalco LLC 2004 Unit Plan in exchange for other concessions under his existing severance agreement, waiving all other rights under any severance agreement and providing a full release to the Company.

Daniel M. Harker.    Effective on May 18, 2007, Mr. Harker and Nalco Company entered into agreements under which he separated from Nalco Company and its affiliates. Mr. Harker was permitted to continue to vest a portion of the B Units he had purchased under the Nalco LLC 2004 Unit Plan, waiving all other rights under any severance agreement and providing a full release to the Company.

The foregoing Compensation Discussion and Analysis contains statements regarding incentive targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company cautions investors not to apply these statements to other contexts.

Nalco Holding Company
SUMMARY COMPENSATION TABLE — 2007

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. William H. Joyce Former Chairman and CEO (PEO)	2007	996,212	—	12,062,102	—	1,215,400	—	352,662	14,626,376
	2006	1,000,000	—	54,776	—	1,166,000	—	230,304	2,451,080
Bradley J. Bell EVP, CFO and Treasurer (PFO)	2007	447,200	—	7,821	—	384,144	—	77,735	916,900
	2006	427,450	—	16,286	—	462,634	—	39,644	946,014
Gregory N. Nelson Former Group VP, President, Services and Equipment, Managing Director, Europe	2007	271,360	—	132,434	126,516	105,327	—	294,325	929,962
	2006	259,375	—	62,917	87,387	178,238	—	139,610	727,527
David Johnson Group VP, President European Operations	2007	255,501	—	139,863	17,546	140,058	—	200,766	753,734
John Yimoyines Group VP, President, Paper Services	2007	270,843	—	183,740	68,602	149,002	—	69,063	741,250
Daniel M. Harker Former SVP, Global Supply Chain	2007	209,250	—	3,591	—	—	—	642,968	855,809
William J. Roe Former EVP, COO, and President, Industrial and Institutional Services Division	2007	218,610	—	8,230	—	175,725	—	3,088,180	3,490,745
	2006	423,700	—	20,357	—	490,840	284,424	37,842	1,257,163

Footnotes to Summary Compensation Table

1.	Dr. Joyce retired from the Company on December 30, 2007 and Mr. Nelson separated from the Company on January 7, 2008.
2.	Amounts shown in the Stock Awards and Option Awards columns reflect the 2007 value of annual grants made under the Nalco Holding Company 2004 Stock Incentive Plan, plus any special one-time awards.
3.	None of the Named Executive Officers forfeited any Stock or Option Awards during the year, except for Mr. Harker who forfeited 13,500,000 B Units under the Nalco LLC 2004 Unit Plan.
4.	The assumptions used in determining the values disclosed in the Stock Awards and Option Awards columns are set out in the following notes to the indicated Nalco Holding Company and Subsidiaries’s Consolidated and Combined Financial Statements:

For Stock and Option Awards Granted in FY	Consolidated and Combined Financial Statements	Included with Form 10-K filed:	Note(s)
2007	December 31, 2007	2/28/2008	15
2006	December 31, 2006	3/1/2007	15
2005	December 31, 2005	3/2/2006	16
For performance share awards that were outstanding at FYE 2007, the amount shown in the Stock Awards column for each NEO that holds a performance share grant reflects assumptions based on 2007 Company performance.

5.	Amounts shown in the Non-Equity Incentive Plan Compensation column reflect bonuses paid under the Nalco Holding Company Management Incentive Plan.
6.	Amounts shown in the All Other Compensation column for 2007 are comprised of the following:

	Perquisite Total Amount	Tax Equalization	Discounted Securities Purchases	Termination or CIC Payment/ Accrual	Company Contributions to Defined Contribution Plans	Dividends or Earnings on Stock or Options Not Reflect in Grant Date FV	Total
Joyce	$212,011	$—	$—	$—	$140,651	$—	$352,662
Bell	$11,338	$—	$—	$—	$66,397	$—	$77,735
Nelson	$153,937	$113,120	$—	$—	$27,268	$—	$294,325
Johnson	$144,154	$22,407	$—	$—	$34,205	$—	$200,766
Yimoyines	$40,371	$—	$—	$—	$28,692	$—	$69,063
Harker	$58,819	$—	$—	$564,814	$19,335	$—	$642,968
Roe	$26,802	$—	$—	$3,033,671	$27,707	$—	$3,088,180

	Perquisites and Personal Benefits for Executives
	Travel	Auto	Exec. Life Insurance Premium	Financial Planning, Tax & Legal Services	Foreign Service Premium	Goods & Services	Home Leave Expense	International Health Care	Housing	Relocation	Total
Joyce	$17,800	$50,240	$98,880	$27,208	$—	$—	$—	$—	$17,883	$—	$212,011
Bell	$—	$—	$4,665	$6,673	$—	$—	$—	$—	$—	$—	$11,338
Nelson	$—	$14,250	$1,514	$1,500	$27,431	$37,146	$—	$19,225	$34,422	$18,449	$153,937
Johnson	$—	$—	$647	$1,500	$26,945	$26,130	$5,000	$5,052	$43,406	$35,474	$144,154
Yimoyines	$—	$—	$2,825	$—	$—	$—	$—	$—	$—	$37,546	$40,371
Harker	$—	$40,862	$4,319	$13,638	$—	$—	$—	$—	$—	$—	$58,819
Roe	$—	$6,448	$3,700	$16,654	$—	$—	$—	$—	$—	$—	$26,802
7.	Compensation in the form of perquisites related to international assignments was paid to the following executives in a currency other than the U.S. dollar ($): Nelson and Johnson. In computing the amounts disclosed in the Summary Compensation Table, the Company used the following conversion rate and methodology: the perquisites or all other compensation paid in a foreign currency, was paid in EUROs; in converting these amounts to U.S. dollars ($), the Company used the average exchange rate of EUROs to U.S. dollars during 2007, i.e., €0.74 = U.S. $1.00.

GRANTS OF PLAN-BASED AWARDS — 2007

Name	Grant Date	Compen- sation Committee and Board Meeting Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joyce			472,000	1,180,000	2,360,000
	12/31/2007	11/2/2007							165,769			$4,000,000
Bell			129,780	324,450	648,900
Nelson			51,380	128,450	256,900
	2/15/2007	2/15/2007								13,021	24.01	$106,121
	2/15/2007	2/15/2007				3,749	4,686	7,029				$112,511
Johnson			44,600	111,500	223,000
	2/15/2007	2/15/2007								4,516	24.01	$36,805
	2/15/2007	2/15/2007				1,300	1,625	2,438				$39,016
	6/7/2007	5/25/2007							15,308			$400,000
Yimoyines			51,380	128,450	256,900
	6/7/2007	5/25/2007							3,827			$100,000
Harker			58,680	146,700	293,400
Roe			137,248	343,120	686,240

Footnotes to Grants of Plan-Based Awards Table

1. Grants shown in the table above reflect performance share and stock option grants made under the Nalco Holding Company 2004 Stock Incentive Plan, and any special one-time awards. The following summarizes the material terms of the awards reported above:

Grant Date	Type of Award	NEOs	Description of Material Terms
Not Applicable	NEIP	Joyce, Bell, Nelson, Johnson, Yimoyines and Roe	These NEIP awards represent annual bonus award opportunities granted to the NEOs under the Amended and Restated Management Incentive Program (MIP). The target levels of awards are generally set as a percentage of base salary or salary range midpoint and are based on the benchmarking conducted by the Company and its goal of targeting the 50th percentile of the market data. At its meeting in February 2007, the Compensation Committee determined that the performance criteria would be: adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), cost reduction and relative earnings per share. Based on the performance achieved during 2007, the awards generally paid out around target, as shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Dividends or dividend equivalents are not payable on the NEIP awards.
2/15/2007	Performance Shares	Nelson and Johnson	The performance share awards were granted as part of the Company’s 2007-2009 Award Cycle of the Performance Share Program. The size of the awards was determined by reviewing competitive market data and a subjective assessment of individual performance. Performance shares will vest at between zero to 150% of the target award amount subject to performance criteria being met in 2007, performance criteria being met in 2008, and with continued employment through the end of 2009. Mr. Nelson forfeited his award upon termination. Dividends or dividend equivalents are not payable on the performance shares. The performance-based conditions for these awards are: adjusted EBITDA; cost reductions; and real revenue growth.
2/15/2007	Stock Options	Nelson and Johnson	The stock options were granted to the NEOs under the Nalco Holding Company 2004 Stock Incentive Plan, and represent the NEOs’ 2007 Stock Option Awards. The size of the stock option awards was determined by reviewing competitive market data and a subjective assessment of individual performance. The stock options vest in substantially equal parts beginning on December 31, 2007, and continuing on each of December 31, 2008, December 31, 2009 and December 31, 2010. Mr. Nelson forfeited unvested options upon termination. The stock options have an exercise price equal to the closing stock price on the date the Compensation Committee approved their grant and can be exercised once vested and before the expiration of their terms ten years following the date they were granted.
6/7/2007	Restricted Stock	Johnson and Yimoyines	These restricted stock grants were special grants made under the Nalco Holding Company 2004 Stock Incentive Plan. Johnson’s shares vest in four equal installments on December 31 of each year, beginning on December 31, 2007. Yimoyines’ shares vest in two equal installments on June 23 of each year, beginning on June 23, 2008. Dividends or dividend equivalents are not payable on the awards.
12/31/2007	Restricted Stock	Joyce	This restricted stock award was granted in conjuction with Joyce’s retirement on December 30, 2007 and as described in the Amended and Restated Employment and Consulting Agreement dated November 2, 2007. The award vests on March 31, 2008 if a sales growth goal for the first quarter of 2008 is achieved. If the sales growth goal is not achieved for first quarter 2008, the award may vest if a cumulative sales growth goal is achieved for 2008-2009. If the cumulative 2008-2009 goal is not met, the award will be forfeited. Dividends or dividend equivalents are not payable on the awards.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The material terms of each NEO’s employment agreement with the Company, if any, are set forth in the CD&A on pages 33-38.

The only equity awards that were modified during 2007 were the units held by Roe and Harker under the Nalco LLC 2004 Unit Plan, as discussed in the CD&A on pages 36-37.

For each NEO, the following chart illustrates the relationship between salary and bonus with total compensation:

NEO	Total Compensation	Salary	% Total Compensation	Bonus	% Total Compensation
Joyce	$14,626,376	$996,212	7%	$—	0%
Bell	$916,900	$447,200	49%	$—	0%
Nelson	$929,962	$271,360	29%	$—	0%
Johnson	$753,734	$255,501	34%	$—	0%
Yimoyines	$741,250	$270,843	37%	$—	0%
Harker	$855,809	$209,250	24%	$—	0%
Roe	$3,490,745	$218,610	6%	$—	0%

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joyce	—	—	—	—		165,769	4,000,000
Bell	—	—	—	—		109,919	2,657,831
Nelson	21,650	21,650	—	17.25	7/5/2015	5,359	129,594	2,811	67,970
	9,484	9,484	—	17.80	6/11/2016
	3,255	9,765	—	24.01	2/14/2017
Johnson	2,470	2,469	—	17.80	6/11/2016	25,682	620,983	975	23,576
	1,129	3,387		24.01	2/14/2017
Yimoyines	18,968	18,968	—	17.80	6/11/2016	22,988	555,848
Harker	—	—	—	—		37,432	905,100
Roe	—	—	—	—		137,398	3,322,289

Footnotes to Outstanding Equity Awards at Fiscal Year-End Table

1.	The vesting dates of options and shares of stock and equity incentive plan awards included in the table above are as follows:

NEO	Stock Options with Option Expiration Date of	Unvested Stock Options Vest on the Following Dates:
Nelson	7/5/2015	Mr. Nelson separated from the Company on January 7, 2008 and forfeited all unvested stock options. Had the termination not occurred, one-half of the options would have vested on each of 5/6/2008 and 5/6/2009.
Nelson, Johnson and Yimoyines	6/27/2016	One-half vests on each of 12/31/2008 and 12/31/2009, subject to continued employment through such dates. Mr. Nelson terminated employment on January 7, 2008 and forfeited all unvested stock options.
Nelson and Johnson	2/14/2017	One-third vests on each of 12/31/2008, 12/31/2009, and 12/31/2010, subject to continued employment through such dates. Mr. Nelson terminated employment on January 7, 2008 and forfeited all unvested stock options.

The vesting of the unvested stock options listed could be accelerated upon a Change in Control at the discretion of the Compensation Committee or upon the death or disability of the NEO or could partially be accelerated upon an NEO’s death, disability or retirement.

NEO	Equity Incentive Plan Awards	Vesting
Nelson	2,811	Mr. Nelson terminated employment on January 7, 2008 and forfeited all outstanding equity incentive plan awards. This represents the target number of shares from the 2007 – 2009 cycle that could have vested based on performance criteria being met in 2008 with continued employment through 12/31/2009.
Johnson	975	This represents the target number of shares from the 2007 – 2009 cycle that could vest based on performance criteria being met in 2008, and with continued employment through 12/31/2009.

The vesting of the above Equity Incentive Plan Awards would be accelerated on a partial basis upon death, disability or retirement of the NEO; such awards could have their vesting accelerated upon a change in control at the discretion of the Compensation Committee.

NEO	Stock Awards (not shown above)	Vesting
Joyce	165,769	These are the restricted shares granted in conjunction with Joyce’s retirement. The shares vest on March 31, 2008 if a sales growth goal for the first quarter of 2008 is achieved. If the sales growth goal is not achieved for first quarter 2008, the award may vest at the end of 2009 if a cumulative sales growth goal is achieved for 2008 – 2009.
Bell	109,919	These are the share equivalents for Units under the Nalco LLC 2004 Unit Plan described in the CD&A on pages 31-33. These shares will vest on 12/31/2008. The market value reflected does not net the amount paid for the units.
Nelson	3,574	Mr. Nelson terminated employment on January 7, 2008 and forfeited all outstanding stock awards. This represents the number of LTIP shares from the 2006 – 2008 cycle that could have vested (50.9% of target) based on performance against goals in 2006 and 2007, with continued employment through 12/31/2008.
	1,785	Mr. Nelson terminated employment on January 7, 2008 and forfeited all outstanding stock awards. This represents the number of LTIP shares from the 2007 – 2009 cycle that could have vested (38.1% of target) based on performance against goals in 2007 and 2008, with continued employment through 12/31/2009.
Johnson	9,993	These are the share equivalents for Units under the Nalco LLC 2004 Unit Plan described in the CD&A on pages 31-33. These shares will vest on 12/31/2008. The market value reflected does not net the amount paid for the units.

NEO	Stock Awards (not shown above)	Vesting
	2,658	These shares were a special grant made under the Nalco Holding Company 2004 Stock Incentive Plan. One-half will vest on December 31, 2008 and the remaining half will vest on December 31, 2009.
	11,481	These shares were a special grant made under the Nalco Holding Company 2004 Stock Incentive Plan. One-third will vest on December 31, 2008 another third will vest on December 31, 2009, and the remaining third will vest on December 31, 2010.
	931	This represents the number of LTIP shares from the 2006 – 2008 cycle that could vest (50.9% of target) based on performance against goals in 2006 and 2007, with continued employment through 12/31/2008.
	619	This represents the number of LTIP shares from the 2007 – 2009 cycle that could vest (38.1% of target) based on performance against goals in 2007 with continued employment through 12/31/2009.
Yimoyines	3,827	These shares were a special grant made under the Nalco Holding Company 2004 Stock Incentive Plan. One-half will vest on June 23, 2008 and the remaining half will vest on June 23, 2009.
	12,012	These shares were a special grant made under the Nalco Holding Company 2004 Stock Incentive Plan. One-half will vest on June 23, 2008 and the remaining half will vest on June 23, 2009.
	7,149	This represents the number of LTIP shares from the 2006 – 2008 cycle that could vest (50.9% of target) based on performance against goals in 2006 and 2007, with continued employment through 12/31/2008.
Harker	37,432	These are the share equivalents for Units under the Nalco LLC 2004 Unit Plan described fully in the CD&A on pages 31-33. These shares will vest on 12/31/2008. The market value reflected does not net the amount paid for the units.
Roe	137,398	These are the share equivalents for Units under the Nalco LLC 2004 Unit Plan described fully in the CD&A on pages 31-33. These shares will vest on 12/31/2008. The market value reflected does not net the amount paid for the units.

The vesting of the Units is set forth in detail in the CD&A on pages 31-33; the other equity awards detailed above would generally have their vesting accelerated on a partial basis upon the death, disability or retirement of the NEO, and such awards could have their vesting accelerated upon a change in control at the discretion of the Compensation Committee.

2.	No NEO transferred any of their equity awards other than for value during 2007.

OPTION EXERCISES AND STOCK VESTED — 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joyce	—	—	739,420	17,879,186
Bell	—	—	109,919	2,657,831
Nelson	—	—	5,955	143,989
Johnson	—	—	15,149	366,293
Yimoyines	—	—	6,006	172,192
Harker	—	—	59,956	1,449,726
Roe	20,117	693,835	137,398	3,322,289

Footnotes to Options Exercise and Stock Vested Table

1.	No NEO deferred any amounts upon vesting or exercise of the above awards.

2.	Amounts shown for Bill Roe reflect the exercise of options of Suez stock granted on 2002 as compensation for services performed for Nalco Company.

PENSION BENEFITS — 2007

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joyce	None	—	—	—
Bell	None	—	—	—
Nelson	None	—	—	—
Johnson	UK Plan	26.00	802,914	—
Yimoyines	None	—	—	—
Harker	US Qualified	2.58	31,903	—
	US Nonqualifed	2.58	9,954	—
	Total		41,857
Roe	US Qualified	30.00	811,060	—
	US Nonqualifed	30.00	1,508,783	—
	Total		2,319,843

Pension Benefits

Of the named executive officers, two U.S. employees (Mr. Roe and Mr. Harker) participate in two Nalco-sponsored defined benefit pension plans: the Nalco Company Retirement Income Plan, a tax-qualified plan covering employees hired prior to January 1, 2003; and the Nalco Company Supplemental Retirement Income Plan, a nonqualified supplemental pension plan. Nalco has adopted the Supplemental Retirement Income Plan to provide for the portion of the Retirement Income Plan which cannot be paid from the Retirement Income Plan due to the pay and benefit amount limitations set by the Internal Revenue Code for tax-qualified retirement plans. One U.K. employee, Mr. David Johnson, participates in the Nalco Limited 2002 Pension Plan.

Both the Retirement Income Plan and the Supplemental Retirement Plan, as applicable, cover most of Nalco’s employees in the United States who were hired prior to January 1, 2003. Except as provided in Nalco’s change of control agreements, Nalco does not have a policy regarding extra years of credited service under the plans. The Nalco Limited 2002 Pension Plan covers U.K. employees who were hired prior to October 1, 2002.

The present value of accumulated benefits for the U.S. plans are determined using the following assumptions: (i) the discount rate used for FAS 87 calculations for financial reporting purposes (6.25%) and (ii) the normal retirement age in each plan (age 62 in both plans). The present values shown in the table reflect postretirement mortality, based on the FAS 87 assumption (100% lump sum election), but do not include a factor for preretirement termination, mortality, or disability. For the U.K. plan, the following assumptions were used: 6.00% discount rate, 3.20% inflation, 90% of members are assumed to take 25% of their benefit in a lump sum, and other assumptions consistent with our U.S. GAAP disclosure for this plan.

The compensation considered in determining the pensions payable to the named officers includes base pay, shift premiums, overtime pay, commissions, Management Incentive Awards, elective deferrals, and other bonuses received.

The Retirement Income Plan and Supplemental Retirement Income Plan provide the named executive U.S. officers with a benefit under one of two programs; the Traditional Plan Retirement Benefits formula or the Personal Retirement Account Program formula.

Retirement Income Plan — Traditional Plan Retirement Benefits Formula

The Traditional Plan Retirement Benefits formula provides a ten-year certain-and-life annuity benefit at normal retirement equal to A plus B plus C minus D below.

A.	2.0% of final average earnings multiplied by years of benefit service earned prior to January 1, 2003 up to a maximum of 25 years.

B.	1.5% of final average earnings multiplied by years of benefit service earned prior to January 1, 2003 in excess of 25 years.

C.	1.5% of final average earnings multiplied by years of benefit service earned after December 31, 2002.

D.	1.5% of Social Security Benefit multiplied by years of service, up to maximum of 50%.

Final average earnings are the average of the 48 highest-paid consecutive calendar months of compensation out of the last 120 months worked. For this purpose, earnings include base pay, shift premiums, overtime pay, commissions, Management Incentive Awards, elective deferrals, and other bonuses received, limited by the IRS Pensionable Earnings Limitation defined by the Internal Revenue Code Section 401(a)17.

Participants become fully vested in their pension benefit upon the completion of five years of service. The benefit is payable on an unreduced basis at age 62. Employees who terminate with at least 5 years of service may commence their benefit at any age. Commencements prior to normal retirement age are reduced for early commencement.

Employees who retire from Nalco prior to normal retirement but after age 55 with four years of service may receive subsidized early retirement benefits. The A and B portion of the benefits are reduced by 2% per year prior to age 62. The C portion of the benefit is reduced by 4% per year from age 62. The D portion of the benefit is reduced 6-2/3% per year from 62 to 60, and 3-1/3% per year below age 60.

Employees who terminate prior to age 55 with at least five years of service may commence their benefits at any age. The benefit is reduced 6% per year from age 62 to age 55. The reduced age 55 benefit is actuarially reduced from age 55 for commencements prior to age 55.

The Retirement Income Plan offers several optional forms of payment, including a single life annuity, joint and survivor annuities with various percentages continued to a survivor, a level income annuity and a lump sum payment. The benefit paid under any of these options is actuarially equivalent to the ten-year certain-and-life annuity produced by the formula described above.

The participants under this formula who were not vested as of January 1, 2003 did not accrue benefits after January 1, 2003. Mr. Roe was vested as of January 1, 2003 and therefore continued to accrue benefits under the Traditional Plan Retirement Benefits formula.

Retirement Income Plan — Personal Retirement Account Program (PRAP)

The Personal Retirement Account Program formula provides a ten-year certain-and-life benefit equal to the actuarial equivalent of the PRAP balance. The PRAP balance is a sum of all the opening balance, interest credits, and pay credits.

Participants hired after November 1, 1999 and before January 1, 2003 fall under the PRAP formula. The opening balance for a participant under the PRAP formula was $0.

The PRAP balance earns interest credit accruals as of the last day of each month. The monthly interest is determined by multiplying 1/12 of the interest crediting rate by the participant’s PRAP account balance as of the first day of the month. The interest crediting rate is the sum of the yield on 1-year Treasury constant maturities on the last business day of the most recently ended quarter and 0.5% (one-half of one percent).

Prior to January 1, 2003, the PRAP balance also earned pay credits. The credits were a percentage of earnings ranging from 3% to 9%, based on years of service. After January 1, 2003, no pay credits were awarded to PRAP accounts.

The Retirement Income Plan offers several optional forms of payment, including a single life annuity, joint and survivor annuities with various percentages continued to a survivor, a level income annuity and a lump sum payment. The benefit paid under any of these options is actuarially equivalent to the ten-year certain-and-life annuity produced by the formula described above.

Mr. Harker has a benefit under the Personal Retirement Account Program formula.

Supplemental Retirement Income Plan

With the following exceptions, the provisions of the Supplemental Retirement Income Plan are the same as those of the Retirement Income Plan, including both the Traditional Plan Retirement Benefit formula and the Personal Retirement Account Program formula:

•	Benefits are not restricted by the Internal Revenue Code Section 415 limits.

•	Benefits are not restricted by the Internal Revenue Code Section 401(a)(17) pay limit.

•	Benefits under the Supplemental Retirement Income Plan are offset by the benefits payable from the Retirement Income Plan and any early distributions from the Supplemental Retirement Income Plan that were made in prior years due to change of control provisions.

Nalco Limited 2002 Pension Plan

The Nalco Limited 2002 Pension Plan (the ‘‘Plan’’) provides benefits described in the Trust Deed and Rules dated July 4, 2002 supplemented by the provisions of the Predecessor Plans. These benefits are outlined below.

The Plan provides a 5-year certain-and-life annuity benefit at normal retirement equal to (1/60) of Final Pensionable Pay multiplied by years of Pensionable Service. Final Pensionable Pay is defined as the average of the last three Pensionable Pay figures at the date of retirement or earlier exit. Pensionable pay is basic salary at each 1 April.

Members may exchange part of their pension for a tax-free lump sum at retirement. The rate of exchange is determined by the Trustees based on actuarial advice.

The Normal Retirement Age is 65, but members may draw their pension early. Active members require consent from the Company to retire early and deferred members require either Trustees’ or Company consent, depending on the category of the deferred member.

Once in payment, pensions increase each April 1, in line with the provisions of the Trust Deed and Rules and in accordance with statutory provisions. Partner’s and children’s pensions may become payable on the event of the death of a member of the Plan.

NONQUALIFIED DEFERRED COMPENSATION — 2007

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joyce	—	118,751	7,088	—	191,991
Bell	—	41,980	2,162	—	58,075
Nelson	—	13,768	99	—	3,131
Johnson	—	15,172	77	—	2,070
Yimoyines	—	8,444	—	—	—
Harker		8,536	950	—	24,951
Roe	—	22,236	2,239	—	59,134

Footnotes to Nonqualified Deferred Compensation Table

1.	Amounts reported in the contributions and earnings columns above include amounts reported as compensation in the last fiscal year in the Summary Compensation Table and amounts reported in the aggregate balance at last fiscal year end previously were reported as compensation to the executives in the Summary Compensation Table for prior years as follows:

	Amounts in the following columns that are or were reported as compensation in the Summary Compensation Table
Executive	Contributions Col.	Earnings Col.	Aggregate Balance Col.
Joyce	118,751	—	—
Bell	41,980	—	—
Nelson	13,768	—	—
Johnson	15,172	—	—
Yimoyines	8,444	—	—
Harker	8,536	—	—
Roe	22,236	—	—

DIRECTOR COMPENSATION — 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chase, Rodney F.	97,500	70,969	—	—	—	—	168,469
Chu, Chinh E.	11,250	—	—	—	—	—	11,250
Harris, Josuha J.	12,750	—	—	—	—	—	12,750
Marchese, Richard B.	90,000	70,969	—	—	—	—	160,969
Mehra, Sanjeev K.	12,750	—	—	—	—	—	12,750
O’Neill, Paul H.	67,500	63,648	—	—	—	—	131,148
Pertz, Douglas A.	88,500	63,648	—	—	—	—	152,148
Sanders, Daniel S.	81,000	63,648	—	—	—	—	144,648

Footnotes to Director Compensation Table

1.	The aggregate number of options and stock awards outstanding as of fiscal year end for each director were as follows:

DIRECTOR OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Aggregate Outstanding Option Awards (#)	Aggregate Outstanding Stock Awards (#)
Chase, Rodney F.	—	6,377
Chu, Chinh E.	—	—
Harris, Josuha J.	—	—
Marchese, Richard B.	—	6,377
Mehra, Sanjeev K.	—	—
O’Neill, Paul H.	—	6,377
Pertz, Douglas A.	—	6,377
Sanders, Daniel S.	—	6,377
2.	The grant date fair value for each Stock Award included in the above table of each Director is as follows:

Name	Grant Date	# RSUs	Closing Stock Price	Grant Date Fair Value
Chase, Rodney F.	2/15/2007	2,707	$24.01	$64,995
	2/15/2006	3,670	$17.40	$63,858
Marchese, Richard B.	2/15/2007	2,707	$24.01	$64,995
	2/15/2006	3,670	$17.40	$63,858
O’Neill, Paul H.	2/15/2007	2,707	$24.01	$64,995
	2/15/2006	3,670	$17.40	$63,858
Pertz, Douglas A.	2/15/2007	2,707	$24.01	$64,995
	2/15/2006	3,670	$17.40	$63,858
Sanders, Daniel S.	2/15/2007	2,707	$24.01	$64,995
	2/15/2006	3,670	$17.40	$63,858
3.	Directors did not receive any other compensation for their services as directors, nor did they receive any perquisites or personal benefits.

Potential Payments Upon Termination or Change-in-Control

The material below describes and quantifies payments that are due the named executive officers in the event of a termination of employment or a change-in-control.

Benefits Available Generally to All Employees

Nalco provides benefits that are available generally to all employees and are payable upon certain termination events including life insurance benefits, disability benefits, retiree medical and retiree life benefits, and payout of accrued vacation pay. These benefits are not quantified in any of the tables below as these benefits are available to all employees generally. The Company also has a policy for payment of a severance, but that policy does not apply to employees who have contracted severance benefits.

Benefits Due Upon Any Termination of Employment

Certain benefits provided to the named executive officers were earned and vested as of the prior fiscal year end. Each of these benefits included in the table below are payable upon termination of employment regardless of the reason for termination. The Qualified and Nonqualified Profit Sharing and Savings Plan Balances are reflective of the officers’ balances as of fiscal year end. Qualified and Nonqualified Pension/Cash Balance benefits are based on the same assumptions previously described in the Pension Benefits table. Vested stock option values are based on the difference between Nalco Holding Company’s closing stock price at fiscal year end and the stock options’ exercise price.

Benefits Due Named Executive Officer Upon Any Termination of Employment
Values as of Fiscal Year End

Benefit Type	Joyce	Bell	Nelson	Yimoyines	Johnson	Harker	Roe
Qualified Profit Sharing and Savings Plan Balance	$126,667	$182,849	$24,638	$51,306	$106,197	$443,121	$1,263,063
Nonqualified Profit Sharing and Savings Plan Balance	$191,991	$58,075	$3,131	$—	$2,070	$24,951	$59,134
Qualified Pension/Cash Balance Value	N/A	N/A	N/A	N/A	$802,914	$31,903	$811,060
Nonqualified Pension/Cash Balance Value	N/A	N/A	N/A	N/A	N/A	$9,954	$1,508,783
Vested Stock Options Spread Value	N/A	N/A	$211,096	$121,016	$15,951	N/A	N/A
Total	$318,657	$240,923	$238,864	$172,322	$927,131	$509,929	$3,642,040

Benefits Due Upon Certain Types of Termination or Upon a Change in Control

Each of the named executive officers would be entitled to other benefits in the event of certain types of terminations of employment or upon a change in control as described below.

Protections Provided all Participants in Certain Programs

The individual tables below reflect the benefits due each named executive officer assuming a change in control and/or various termination events occurred at fiscal year end. For Dr. Joyce, and Messrs. Harker, Roe and Nelson, the tables reflect actual benefits paid or payable upon their termination of employment during the fiscal year or after the fiscal year in the case of Mr. Nelson. Many of these benefits would be due the named executive officers under the ordinary provisions of certain compensation and benefit programs in which they participate. Other participating employees are provided the same protections although not all employees participate in these programs. For example, while not all employees receive equity awards, those that participate in the 2004 Nalco LLC Unit Plan and those that received stock option awards and/or performance shares awards under the 2004 Stock Incentive Plan are provided with the identical protections based on award type. In addition, certain severance protections are provided the named executive officers through their individual employment contracts and these benefits vary based on the terms of each of the contracts.

Class B, C and D Units

As previously discussed, Dr. Joyce and Messrs. Bell, Johnson, Harker and Roe participated in the Nalco LLC 2004 Unit Plan. Messrs. Bell and Johnson retained B, C, and D units that were unvested as of the prior fiscal year end (see the table labeled Outstanding Equity Awards at Fiscal Year End). As a result of the Sponsors’ sale of shares decreasing their ownership below 20% and the subsequent Nalco LLC resolution regarding the C and D units, the remaining unvested C and D units as of 12/31/07 will otherwise vest on 12/31/08 provided the officers remained employed with Nalco through such date. Pursuant to the Nalco LLC resolution regarding the C and D units, such units shall become 100% vested (i) 18 months following a Change in Control provided that the officer continues to provide services through the end of the 18 month period, or (ii) upon a termination without Cause following a Change of Control.

For purposes of the unit awards, a Change in Control means the consummation of any transaction which causes a party (other than a permitted transferee) to own more than 50% of the voting securities of Nalco or all or substantially all of the assets of Nalco. For each of the officers participating in the Nalco LLC 2004 Unit Plan, ‘‘Cause’’ has the same meaning as exists in their employment agreements described below.

The tables below for Messrs. Bell and Johnson include the value of the units that would vest upon a termination without Cause following a Change in Control based on the conversion rates applicable to the units and Nalco’s closing stock price as of fiscal year end.

Stock Options and Performance Shares

Messrs. Johnson and Yimoyines were granted stock option awards that were unvested as of fiscal year end (see the table labeled Outstanding Equity Awards at Fiscal Year End). Pursuant to the option award terms, the

Compensation Committee may, in its sole discretion, accelerate the vesting of any unvested stock options upon a Change in Control. To the extent that unvested options are not vested by the Committee as of the Change in Control, such options shall terminate. The tables for Messrs. Johnson and Yimoyines below assume a forfeiture of the unvested options upon a Change in Control. A termination due to death, disability or Full Retirement (i.e., retirement at or after age 65), is treated differently for the 2006 and 2007 stock options grants. According to the 2006 option grant terms, in the event of a termination due to death, disability or Full Retirement, an additional number of options shall vest equal to a prorated portion of the number of options that otherwise would have vested as of the end of the fiscal year, with the proration based on the number of full months of service completed in the fiscal year. Pursuant to this provision, no additional options would have vested upon a termination on the last day of the fiscal year and thus, no value is shown in the tables below for stock options.

Messrs. Yimoyines and Johnson were granted performance share awards that were unvested as of fiscal year end (see the table labeled Outstanding Equity Awards at Fiscal Year End). Pursuant to the terms of the performance share award, all performance shares for which the performance requirements have been met shall vest upon a Change in Control. The tables below reflect the number of shares for which the 2007 performance requirements had been achieved as of fiscal year end. Further, in the event of a termination of employment due to death, disability, or Full Retirement, a portion of the performance shares shall vest equal to a prorated portion of the number of performance shares that otherwise would have vested as of the end of the fiscal year, with the proration based on the number of full months of service completed in the fiscal year. Pursuant to this provision, no additional performance shares would have vested upon a termination on the last day of the fiscal year and thus, no value is shown in the tables below for performance shares.

For purposes of the performance shares, a Change in Control means the consummation of any transaction which causes a party (other than a permitted transferee) to own more than 50% of the voting securities of Nalco or all or substantially all of the assets of Nalco.

Life Insurance

Each of the named executive officers has executed an Executive Death Benefit Agreement which provides a life insurance benefit equal to two times the executive’s then current base salary in the event of a termination of employment due to death. In lieu of an increase in base salary, Dr. Joyce’s benefit was increased in 2005 to three times his then current salary in the event of a termination of employment due to death. The tables below include the death benefits due the beneficiary of each officer in the event of a termination of employment due to death as of fiscal year end.

Employment Agreement Protections

Each of the named executive officers has entered into an employment agreement that provides certain severance protections.

William H. Joyce

On November 2, 2007, Nalco LLC and Dr. William H. Joyce entered into an Amended and Restated Employment and Consulting Agreement under which he retired from Nalco Company effective December 30, 2007. Under this agreement, Dr. Joyce continued to receive his salary, housing and transportation benefits through December 30, 2007. This agreement also provides that Dr. Joyce will serve as a consultant to the Board of Directors through March 31, 2008 and that he will receive a consulting fee of $550,000, paid monthly during the first three months of 2008. He received a 2007 Management Incentive Plan payout of $1,215,400 and will continue to receive secretarial support and appropriate office equipment for 5 years. He also assumed ownership of his company car and was provided with up to $2,500 in tax assistance, $15,000 in reimbursement of legal fees and up to $14,000 financial planning reimbursement. Pursuant to the agreement, Dr. Joyce will be given a grant totaling $12 million of restricted shares, which are subject to performance conditions and the Board’s reasonable satisfaction with his assistance and support in the CEO search and transition process. The first award of $4,000,000 was made on December 31, 2007, the second on January 8, 2008 and the third award of $4,000,000 will be made in the first five business days of 2009. The 2007 award will vest on March 31, 2008 if performance conditions are achieved and the 2008 and 2009 awards will vest on December 31, 2008 and December 31, 2009 if performance conditions are achieved as described in the table below. The Company also acknowledged in this agreement the previous commitment of Nalco LLC regarding his retirement rights to vesting of remaining B, C and D Units under the 2004 Nalco LLC Unit Plan.

Restricted Stock Grant Performance Conditions

Grant Date	Value on the Date of Grant	Number of Shares	Vesting Date	Performance Conditions*
December 31, 2007	$4,000,000	165,769	March 31, 2008	3% Sales Growth During First Quarter
January 8, 2008	$4,000,000	183,908	December 31, 2008	3% Sales Growth for 2008
January 2009 (within first five business days)	$4,000,000	to be determined	December 31, 2009	3% Sales Growth for 2009

*	If performance conditions described above are not met, each award may still vest if cumulative 3% growth is reached for the two-year period 2008 to 2009. If 3% cumulative growth is not achieved over 2008 and 2009, the awards will be forfeited.

Under the terms of the amended and restated employment agreement, Dr. Joyce may not disclose any confidential information concerning the businesses of Nalco LLC and its subsidiaries, including the Company and its subsidiaries. In addition, for a period of twenty-four months following Dr. Joyce’s retirement, Dr. Joyce may not (a) compete with the Company or its subsidiaries, (b) solicit or hire the Company’s employees or employees of its subsidiaries or (c) make a proposal regarding a material merger, consolidation or acquisition related to the Company or its subsidiaries or affiliates. Dr. Joyce also provided the Company with a general release.

Dr. Joyce and Nalco Company also entered into an Amendment to the Death Benefit Agreement providing him with the death benefit after retirement of 400% base salary without the ten years of service specified in the original agreement.

Payments Due Upon Termination

Joyce

Benefit Type	Amount
Restricted Stock	$12,000,000
Nalco LLC Units	$8,939,593
2007 Management Incentive Payout	$1,215,400
2008 Consulting Fee	$550,000
Executive Death Benefit	$2,090,671
Company Car	$36,795
Legal Fee Reimbursement	$15,000
Total	$24,847,459

Bradley J. Bell

Nalco Company entered into an employment agreement with Mr. Bell effective November 1, 2003 to serve as Executive Vice President and Chief Financial Officer. Mr. Bell’s employment may be terminated at will by Mr. Bell or by Nalco Company. Under this agreement, Mr. Bell is entitled to receive (a) a base salary, subject to annual review for increase, (b) annual bonuses in connection with achievement of targeted performance levels, and (c) specified fringe benefits, including health and disability insurance and life insurance. Under the agreement, if Mr. Bell’s employment is terminated by Nalco Company without ‘‘cause’’ or by Mr. Bell with ‘‘good reason,’’ Mr. Bell will be paid, subject to execution of a release in favor of Nalco Company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment. In addition, Mr. Bell would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate. Mr. Bell is not entitled to any tax gross-up protection covering excise taxes, if any, imposed under Internal Revenue Code Section 4999.

Under the terms of the agreement, Mr. Bell may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Bell’s term of employment and for a period of two years thereafter, Mr. Bell may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Bell also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

The table below includes the cash severance payable to Mr. Bell upon a termination by Nalco Company without ‘‘cause’’ or by Mr. Bell for ‘‘good reason’’ based upon his salary and target bonus in effect at fiscal year end. In addition, the bonus for year of termination reflects the full annual bonus earned by Mr. Bell in fiscal 2007 that would have been payable pursuant to the agreement if he had terminated employment at fiscal year end.

Potential Payments Upon Termination or Change in Control

Bell

	Death	Involuntary without Cause	By Executive for Good Reason	CIC + Involuntary without Cause	CIC + Good Reason
Cash Severance(1)	$—	$1,186,676	$1,186,676	$1,186,676	$1,186,676
Bonus for Year of Termination	$—	$339,050	$339,050	$339,050	$339,050
Unvested B, C and D Unit Values	$—	$—	$—	$2,603,567	$—
Health and Welfare Benefit Continuation	$—	$14,729	$14,729	$14,729	$14,729
Executive Life Insurance Proceeds	$904,134	$—	$—	$—	$—
Excise Tax Gross-Up/Forfeiture	$—	$—	$—	$—	$—
Total	$904,134	$1,540,455	$1,540,455	$4,144,022	$1,540,455
(1)	Any potential cash severance payments are offset by the gains realized through the Nalco LLC 2004 Unit Plan.

David Johnson

Mr. Johnson entered into a Management Members Agreement with Nalco LLC in 2004 and subsequent agreements relating to the Nalco LLC 2004 Unit Plan. Under the terms of this agreement, any potential cash severance payments are offset by the gains realized through the Nalco LLC 2004 Unit Plan. Because of gains under this Plan, Nalco did not enter into a severance agreement with Mr. Johnson when he was promoted to a position eligible for such agreement.

Potential Payments Upon Termination or Change in Control

Johnson

	Death	Disability	Involuntary without Cause	By Executive for Good Reason	CIC Only	CIC + Involuntary without Cause	CIC + Good Reason
Cash Severance	$—	$—	$—	$—	$—	$—	$—
Bonus for Year of Termination	$—	$—		$—	$—	$—	$—
Unvested B, C and D Unit Values	$—	$—	$—	$—	$—	$236,688	$—
Unvested Option Spread Value	$—	$—	$—	$—	$—	$—	$—
Restricted Stock/Unit Value	$—	$—	$—	$—	$341,881	$341,881	$341,881
Performance Share Payout	$—	$—	$—	$—	$37,479	$37,479	$37,479
Executive Life Insurance Proceeds	$538,890	$—	$—	$—	$—	$—	$—
Excise Tax Gross-Up/Forfeiture	$—	$—	$—	$—	$—	$—	$—
Total Value Vested at or After Termination	$538,890	$—	$—	$—	$379,360	$616,048	$379,360

John Yimoyines

Nalco Company has entered into a severance agreement with Mr. Yimoyines effective June 22, 2006. Mr. Yimoyines’ employment may be terminated at will by Mr. Yimoyines or by Nalco Company. Under the agreement, if Mr. Yimoyines’ employment is terminated by Nalco Company without ‘‘cause’’ or by Mr. Yimoyines with ‘‘good reason,’’ Mr. Yimoyines will be paid, subject to execution of a release in favor of Nalco Company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment. In addition, Mr. Yimoyines would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate. Mr. Yimoyines is not entitled to any tax gross-up protection covering excise taxes, if any, imposed under Internal Revenue Code Section 4999.

Under the terms of the agreement, Mr. Yimoyines may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Yimoyines’ term of employment and for a period of two years thereafter, Mr. Yimoyines may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Yimoyines also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

The table below includes the cash severance payable to Mr. Yimoyines upon a termination by Nalco Company without ‘‘cause’’ or by Mr. Yimoyines for ‘‘good reason’’ based upon his salary and target bonus in effect at fiscal year end. In addition, the bonus for year of termination reflects the full annual bonus earned by Mr. Yimoyines in fiscal 2007 that would have been payable pursuant to the agreement if he had terminated employment at fiscal year end.

Potential Payments Upon Termination or Change in Control

Yimoyines

	Death	Disability	Involuntary without Cause	By Executive for Good Reason	CIC Only	CIC + Involuntary without Cause	CIC + Good Reason
Cash Severance	$—	$—	$603,360	$603,360	$—	$603,360	$603,360
Bonus for Year of Termination	$—	$—	$128,450	$128,450	$—	$128,450	$128,450
Unvested Option Spread Value	$—	$—	$—	$—	$—	$—	$—
Restricted Stock/Unit Value	$—	$—	$—	$—	$382,987	$382,987	$382,987
Performance Share Payout	$—	$—	$—	$—	$172,861	$172,861	$172,861
Health and Welfare Benefit Continuation	$—	$—	$979	$979	$—	$979	$979
Executive Life Insurance Proceeds	$547,580	$—	$—	$—	$—	$—	$—
Excise Tax Gross-Up/Forfeiture	$—	$—	$—	$—	$—	$—	$—
Total Value Vested at or After Termination	$547,580	$—	$732,789	$732,789	$555,848	$1,288,637	$1,288,637

Executives Who Terminated Employment During Fiscal 2007 and 2008

Gregory N. Nelson

On January 7, 2008, Mr. Nelson and Nalco Company entered into an agreement under which he separated from Nalco Company. Under the terms of this agreement, Mr. Nelson was paid $604,145 in cash severance and a 2007 Management Incentive Plan award of $105,327. In addition, Mr. Nelson was provided with up to $5,000 in tax and financial planning assistance, up to $25,000 in outplacement assistance and continued medical and dental coverage for eighteen months at his employee cost.

Payments Due Upon Termination

Nelson

Benefit Type	Amount
Cash Severance	$604,145
Management Incentive Plan Payout	$105,327
Health and Welfare Benefits Continuation	$14,818
Total	$724,290

During fiscal 2007, two additional officers of Nalco Company terminated their service with the Company.

Daniel M. Harker

On June 30, 2007, Mr. Harker and Nalco Company entered into agreements under which he separated from Nalco Company. Under the term of these agreements, Mr. Harker and Nalco LLC entered into an amendment of the Management Members Agreement permitting partial vesting of the B Units under the Nalco LLC 2004 Unit Plan on December 31, 2007. The value assigned to the vesting of the units is shown in the table below. In addition, Mr. Harker was assigned title to his company car, in lieu of outplacement services, and was provided with up to $2,500 in tax assistance, and continued medical and dental coverage through June 30, 2008 at his employee cost.

Payments Due Upon Termination

Harker

Benefit Type	Amount
Unit Value	$564,814
Company Car	$31,310
Total	$596,124

William J. Roe

On June 30, 2007, Mr. Roe and Nalco Company entered into agreements under which he separated from Nalco Company. Under the term of these agreements, Mr. Roe and Nalco LLC entered into an amendment of the Management Members Agreement permitting vesting of the remaining B Units under the Nalco LLC 2004 Unit Plan and waiving other rights he had under existing employment agreements to post-termination payments. The value assigned to the vesting of the units is shown in the table below. Also under the terms of the preceding agreements, Mr. Roe will be maintained as an active employee of Nalco Company, with no salary, until he is 55 years of age, permitting him to retire with early retirement benefits. In addition, Mr. Roe was provided up to $2,500 for tax assistance, up to $8,500 in financial planning reimbursement, $25,000 in outplacement assistance and continued medical and dental coverage through December 31, 2008 at employee cost.

Payments Due Upon Termination

Roe

Benefit Type	Amount
Unit Value	$3,033,671
Health and Welfare Benefit Continuation	$9,595
Total	$3,043,266

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,819,555	$1.40	7,158,600
Equity compensation plans not approved by security holders
Total	3,819,555	$1.40	7,158,600

(1)	The unexercised portion of the warrant issued to Nalco LLC was approved by the Company’s sole shareholder prior to the initial public offering of the Company’s shares.
(2)	Includes exercise price of 3,541,049 shares of the Company’s common stock that may be issued pursuant to the warrant issued to Nalco LLC at $0.01 and outstanding options to purchase 76,260 shares at $17.25 per share; 136,488 shares at $17.80 per share and 65,758 shares at $24.01 per share of the Company’s stock.
(3)	Includes shares not yet awarded under the Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan and also includes 18,350 restricted share units issued to the Company’s non-management directors in 2006, 13,535 restricted share units issued to the Company’s non-management directors in 2007 and 16,580 restricted share units issued to the Company’s non-management directors in 2008. On January 2, 2008, the shares granted to each non-management director in 2006 vested and were issued.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has furnished the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management; and

Based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2007 and proxy statement on Schedule 14A for 2008.

This report has been furnished by the members of the Compensation Committee:

Douglas A. Pertz, Chairman Rodney F. Chase Daniel S. Sanders

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the Audit Committee are Mr. Richard B. Marchese, Chairman, Mr. Rodney F. Chase and Mr. Douglas A. Pertz. The Board of Directors has determined that each of Mr. Marchese, Mr. Chase and Mr. Pertz are ‘‘independent’’ within the meaning of the applicable rules of both the NYSE and the SEC. The Board of Directors has also determined that each member of the Committee is financially literate and that Mr. Marchese is an ‘‘audit committee financial expert’’ within the meaning of the rules of the SEC.

What document governs the activities of the Audit Committee?

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee’s responsibilities are set forth in this charter. The charter is available on the Company’s Web site at www.nalco.com.

What are the responsibilities of the Audit Committee?

The Audit Committee is responsible to (1) make decisions about hiring or termination of an Independent Registered Public Accounting Firm (‘‘independent auditor’’), (2) approve the overall scope of the audit and approve any work performed by such independent auditor unrelated to the Company’s annual audit, (3) assist the Board in monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditors, the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements, (4) annually review an independent auditor’s report describing the auditing firm’s internal quality-control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discuss and review the annual audited financial and quarterly statements with management and the independent auditor, review and approve financial information before submission to the SEC and monitor the Company’s Sarbanes-Oxley internal control compliance on an annual basis, (6) discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discuss policies with respect to risk assessment and risk management, (8) meet separately, periodically, with management, internal auditors and independent auditor, (9) review with independent auditor any audit problems or difficulties with managements’ responses, (10) set clear hiring policies for employees or former employees of the independent auditors, (11) annually review the adequacy of the Audit Committee’s written charter, (12) handle such other matters as delegated to the Audit Committee by the Board of Directors, (13) report regularly to the full Board of Directors, and (14) evaluate the performance of the Audit Committee.

The Committee met 10 times during 2007. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks, including, without limitation, review and pre-approval of earnings releases and securities filings. The Committee’s meetings include, whenever appropriate, private sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management.

The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.

What matters have members of the Audit Committee discussed with management and the independent auditors?

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During 2007, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (‘‘PCAOB’’) in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee has also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and written disclosures from Ernst & Young LLP to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T. The Committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors’ independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2007?

Based on the Committee’s discussion and review with management and the independent auditors and the Committee’s review of the representations of management and the written disclosures and report of the independent auditors to the Board of Directors, the Committee recommended to the Board of Directors that it include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Who furnished this report?

This report has been furnished by the members of the Audit Committee:

Richard B. Marchese, Chairman Rodney F. Chase Douglas A. Pertz

ADDITIONAL INFORMATION

What is ‘‘Householding’’ of proxy materials?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as ‘‘householding,’’ potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Nalco Holding Company, Investor Relations, 1601 W. Diehl Road, Naperville, IL 60563-1198.

May I propose actions for consideration at next year’s annual meeting of shareholders?

Shareholder Proposals.    Shareholders who intend to present proposals for consideration at the 2009 Annual Meeting of Shareholders, and who wish to have their proposals included in Nalco’s proxy statement and proxy card for that meeting, must be certain that their proposals are received by the Corporate Secretary at the Company’s principal executive offices in Naperville, Illinois on or before November 17, 2008. Proposals should be sent to: Corporate Secretary, Nalco Holding Company, 1601 W. Diehl Rd, Naperville, IL 60563-1198. All proposals must also comply with the applicable requirements of the federal securities laws and the Company’s Bylaws in order to be included in the proxy statement and proxy card for the 2009 annual meeting.

Bylaw Provisions.    Any shareholder who desires to recommend an individual as a nominee to the Board of Directors or submit a proposal of business to be considered by shareholders at the annual meeting must submit the recommendation in writing to the Corporate Secretary, c/o Nalco Company, 1601 W. Diehl Road, Naperville, IL 60563-1198 with proper notice, as provided in the Bylaws, as amended, not less than 90 and no more than 120 days prior to the first anniversary of the previous year’s annual meeting. For the 2009 annual meeting, the Corporate Secretary must receive this notice on or after January 2, 2009, and on or before February 1, 2009, unless the annual meeting in 2009 is more than 30 days before, or more than 70 days after, such anniversary date, then notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. You may contact Nalco’s Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

OFFICERS OF THE COMPANY AS OF DECEMBER 31, 2007

Name	Office	First Became an Officer	Age
Bradley J. Bell	Executive Vice President, Chief Financial Officer and Treasurer Mr. Bell Joined the Company in November 2003. From 1997 to 2003, Mr. Bell served as Senior Vice President and Chief Financial Officer of Rohm and Haas Company.	2003	55
Richard A. Bendure	Group Vice President, President, Pacific Business Operations Mr. Bendure has been our Group Vice President and President, Pacific Business Operations since May 2007. Prior to that he served as General Manager of North Asia and President of Katayama Nalco since 2004, taking on the additional responsibility for managing the regional supply chain in 2006. In 2003, Mr. Bendure served as General Manager of the Asia Pacific Paper Group. From 2001 to 2003, Mr. Bendure served as the General Marketing Manager for the Pacific Division.	2007	39
David Johnson	Group Vice President, President, EAME (Europe, Africa and Middle East) Operations

	Mr. Johnson has been Group Vice President, President, EAME Operations since May 2007. Prior to that, he served as Vice President, Energy Services, Downstream Petroleum since January 2006; Strategic Business Unit Leader of the Energy Services Downstream Petroleum Group from January 2004 to January 2006; General Sales Manager of the Energy Services Downstream Petroleum Group from January 2003 to January 2004; and Global Strategic Marketing Manager of the Energy Services Refinery and Fuels Group from March 2002 to December 2002.	2007	47
Mary Kay Kaufmann	Group Vice President, President, Industrial and Institutional Services, Middle Market Ms. Kaufmann is our Group Vice President and President, Industrial and Institutional Services (I&IS) – Middle Market. She has held this position since May 2007. Beginning in 2006, Ms. Kaufmann was Vice President, Nalco Business Transformation Team. From 2004 to 2006, she was Strategic Business Unit Leader for Food, Beverage and Pharmaceutical industries in the Americas and Europe. Ms. Kaufmann was Vice President of Sales for I&IS – North America from 2002 to 2004.	2007	48

Name	Office	First Became an Officer	Age
Louis L. Loosbrock	Group Vice President, President, Industrial and Institutional Services, Heavy Industry Mr. Loosbrock has been Group Vice President, President, Industrial and Institutional Services, Heavy Industry since May 2007. Prior to that he was President of the Company’s Pacific Division since April 2003. He was Group Vice President and President of our Pulp and Paper Division from April 2002 to April 2003.	2002	54
Scott C. Mason	Group Vice President, President, Alternate Channels & Operations Planning Mr. Mason joined the Company in January 2006. Mr. Mason was formerly Vice-President of GrafTech International Ltd, and served as President, Advanced Carbon Solutions in 2005. He was President, Graphite Power Systems, from 2003 to 2005. From 2000 to 2002, he was President, Advanced Energy Technologies.	2006	48
Gregory N. Nelson	Group Vice President, President, Service and Equipment Mr. Nelson separated from the Company on January 7, 2008. Mr. Nelson joined Nalco in January 2005 as President, Alternate Channels and Global Services. Prior to joining the Company, Mr. Nelson was Chief Procurement Officer and Vice President for Supply Chain at Sun Chemical from 2003 to 2004 and Vice President for Global Procurement at Dow Chemical and Union Carbide from 1997 to 2003.	2005	52
Mark R. Stoll	Group Vice President, President, Pacific Support Operations

	Mr. Stoll has been our Group Vice President and President, Pacific Support Operations since May 2007. Prior to that, Mr. Stoll was Vice President, Field Operations for the Industrial and Institutional Services division since 2006. In 2003, Mr. Stoll was named Vice President, Strategic Business Units, for the Industrial and Institutional Services division. In 2000, Mr. Stoll was named Sales Manager for the Finishing Technologies group and later that year promoted to General Manager of the global Colloidal Technologies and Performance Products group.	2007	51

Name	Office	First Became an Officer	Age
Steve M. Taylor	Group Vice President, President, Energy Services Division Mr. Taylor has been Group Vice President, President, Energy Services division since May 2007. Prior to that, he served as Vice President of Upstream Energy Services since 2006. In 2005, Mr. Taylor served as Strategic Business Unit Leader of our Oilfield Chemicals group. In 2004, he was named Division Vice President of Marketing for Upstream and Downstream in our Energy Services division. From 2002 to 2004, Mr. Taylor served as Worldwide Marketing Manager.	2007	45
John P. Yimoyines	Group Vice President, President, Paper Services Division Mr. Yimoyines joined the Company in 2006. Mr. Yimoyines was formerly Vice President, Technology Licensing and Catalysts for Dow Chemical Company since 2004 where he was previously Vice President, General Manager, Specialty Polyolefins.	2006	59
Deborah C. Hockman	Vice President, Safety, Health, Environment, Customer Analytical and Government Relations. Dr. Hockman joined the Company in 2003 as Vice President, Global Safety, Health and Environment. Prior to joining the Company, Dr. Hockman held several executive positions with Waste Management and Silliker Inc.	2003	52
Stephen N. Landsman	Vice President, General Counsel and Corporate Secretary Mr. Landsman has been Vice President, General Counsel and Corporate Secretary for the Company since 2003 and prior to 2003 he was Deputy General Counsel and Division Vice President, Mergers and Acquisitions.	2003	48
Mary T. Manupella	Vice President, Human Resources Ms. Manupella joined the Company in February 2005. From 2001 to 2005, Ms. Manupella was an independent consultant in the human resources area working primarily in the telecommunications industry.	2005	58

Name	Office	First Became an Officer	Age
Manian Ramesh	Corporate Vice President for Research and Development Dr. Ramesh has been our Corporate Vice President for Research and Development since May 2007. Prior to that he served as Vice President Process, Water and Core Technologies from July 2006 to May 2007; Vice President, Water and Core Technologies from October 2003 to July 2006 and Vice President, Research and Development from September 2002 to October 2003.	2007	50
Frederic Jung	Controller Mr. Jung has been Controller of the Company since 2005 and prior to that time was Chief Financial Officer for the Company’s European Operations.	2005	44
Richard J. O’Shanna	Division Vice President, Tax Officer Mr. O’Shanna joined the Company in 2004. Prior to joining the Company he was Vice President, Treasurer for the North American Division of Schneider Electric S.A.	2004	50

ANNEX A

NALCO HOLDING COMPANY
CHARTER OF THE
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

I.    Organization

The Nominating and Corporate Governance Committee of Nalco Holding Company, (‘‘Nalco’’) shall consist of at least three directors. Committee members shall be appointed by the Board of Directors, in accordance with Nalco’s Articles of Incorporation and By-Laws, as amended (the ‘‘Articles’’), on the recommendation of the Nominating and Corporate Governance Committee. Committee members shall hold their offices for one year and until their successors are elected and qualified, or until their earlier resignation or removal. All vacancies in the Committee shall be filled by the Board, in accordance with the Articles. The Board shall designate one of the members as Chairman of the Committee, and the Committee shall keep a separate book of minutes of their proceedings and actions.

The Committee shall meet periodically, as deemed necessary by the Chairman of the Committee. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Meetings may be held by telephone or by other appropriate means in accordance with the Articles of Nalco.

The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee. The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. The Committee members shall perform an annual evaluation of the Committee. The Committee will establish and recommend to the Board qualifications for appointment of members of all Committees of the Board. The Committee may, in its sole discretion and at Nalco’s expense, retain and terminate legal, accounting or other consultants or experts, including search firms, it deems necessary in the performance of its duties and without having to seek the approval of the Board.

II.    Purpose and Responsibilities

The Nominating and Corporate Governance Committee’s primary purpose and responsibilities shall be, with respect to Nalco and its subsidiaries:

•	To develop and recommend criteria for selecting new directors, identify individuals qualified to become Board members and Committee members consistent with criteria approved by the Board and recommend to the Board such individuals as nominees to the Board and any Committee of the Board for its approval;

•	To screen and recommend to the Board individuals qualified to become Chief Executive Officer and any other senior executive officers for whom the Committee may want to approve; and

•	To oversee evaluations of the Board, individual Board members and the Board Committees

III.    Duties

To fulfill its purpose and responsibilities, the Nominating and Corporate Governance Committee’s functions shall include the following with respect to Nalco and its subsidiaries:

1.	Screen and recommend to the Board nominees for election as directors, including nominees recommended by members of Nalco, and consider the performance of incumbent directors whose terms are expiring in determining whether to nominate them to stand for reelection at the next annual meeting of the members.

2.	To develop and recommend criteria for selecting nominees for director, which shall include those qualities set forth from time to time in Nalco’s Corporate Governance Guidelines.

3.	Establish procedures for, and administer annual performance evaluations of the Board, individual Board members and their committees by their membership, which will include an annual performance review of this committee by its members.

4.	Review periodically the makeup of the Board committees and recommend, as appropriate, changes in the number, function or membership.

5.	Develop and recommend to the Board a set of Corporate Governance Guidelines. Monitor compliance with the guidelines and make recommendations to the Board for modifications as appropriate.

6.	Periodically, self-evaluate the performance of the Nominating and Corporate Governance Committee.

Proxy NALCO HOLDING COMPANY

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 2, 2008, Naperville, Illinois

The undersigned hereby appoints Bradley J. Bell, Stephen N. Landsman, and Michael P. Murphy, or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of shareholders of Nalco Holding Company, to be held at 1601 West Diehl Road, Naperville, Illinois, on May 2, 2008, at 9:00 a.m., or at any adjournment thereof as stated on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card
A. Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold	Withhold From All Nominees
01 – Mr. Douglas A. Pertz	[ ]	[ ]	[ ]
02 – Mr. Daniel S. Sanders	[ ]	[ ]	[ ]

B. Issue
The Board of Directors recommends a vote FOR proposal 2.

	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2008.	[ ]	[ ]	[ ]

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Signature 1 – Please keep signature within the box
Signature 2 – Please keep signature within the box
Date (mm/dd/yyyy)